EXHIBIT 4.2

*	Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED LICENSE AGREEMENT

BETWEEN

INEX PHARMACEUTICALS CORPORATION

AND

HANA BIOSCIENCES, INC.

AMENDED AND RESTATED LICENSE AGREEMENT

TABLE OF CONTENTS

Article 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Other Definitions	16

Article 2 Patent and Technology		16
2.1	Amendment of License Agreement	16
2.2	License Grant to INEX	17
2.3	Compliance with Third Party Agreements	17
2.4	Licensing and Sublicensing	18
2.5	Payment of Taxes	19

Article 3 LICENSE FEES, MILESTONES AND ROYALTIES		20
3.1	Sphingosomal Vincristine.	20
3.2	Sphingosomal Vinorelbine	22
3.3	Sphingosomal Topotecan	24
3.4	Limitation on Payment Using Common Stock	25
3.5	Assumption of Milestone and Royalty Obligations	25
3.6	Remuneration Respecting Sublicensees	26
3.7	Third Party Payments	29
3.8	Compulsory Licenses	30
3.9	Reports and Payment	30
3.10	Withholding Taxes	30
3.11	Foreign Payments	31
3.12	Method of Payment	31
3.13	Late Payments	31
3.14	Records	31
3.15	Audits	31

Article 4 DEVELOPMENT OBLIGATIONS		32
4.1	Development Plans	32
4.2	Development Efforts	32
4.3	Transition Committees	33
4.4	Subcontractors	33

Article 5 COMMERCIALIZATION OBLIGATIONS		33
5.1	Regulatory Compliance	33
5.2	Marqibo Trade-mark	33
5.3	Labeling and Patent Marking	33
5.4	Commercialization Efforts	33
5.5	Consequence of No Sales	33
5.6	Reports	34

Article 6 PRODUCT SAFETY AND REGULATORY COMPLIANCE		35
6.1	Regulatory Responsibilities	35
6.2	Pharmacovigilance	35
6.3	Recalls and Product Withdrawals	36

i

Article 7 INTELLECTUAL PROPERTY RIGHTS		37
7.1	Injunctive Relief	37
7.2	INEX Title	37
7.3	Ownership of Pre-existing Intellectual Property Rights	37
7.4	Ownership of Future Intellectual Property Rights	37
7.5	BCCA Patents	39

Article 8 PATENT PROSECUTION AND MAINTENANCE		39
8.1	IP Committee	39
8.2	Responsibility for Patent Prosecution and Maintenance	39
8.3	Consultation and Reporting	40
8.4	Reports	41
8.5	Abandonment, Withdrawal or Discontinuance	41
8.6	Costs of Patent Application, Prosecution and Maintenance	43
8.7	Late Payments	45
8.8	Co-operation	45

Article 9 INFRINGEMENT PROCEEDINGS		45
9.1	Limits	45
9.2	Conduct of Infringement Proceedings	45
9.3	Breach of Confidence Proceedings	47
9.4	Defense of Infringement Proceedings	47
9.5	Co-operation with Other Licensees	48

Article 10 CONFIDENTIAL INFORMATION AND PUBLICATION		49
10.1	Treatment of Confidential Information	49
10.2	Permitted Disclosures	49
10.3	Liability for Representatives	50
10.4	Publications Generally	50
10.5	No Limitation on Regulatory Compliance	50
10.6	Return of Confidential Information	51

Article 11 REPRESENTATIONS AND WARRANTIES		51
11.1	Hana Representations and Warranties	51
11.2	INEX Representations and Warranties	52
11.3	DISCLAIMER	54

Article 12 INDEMNIFICATION AND LIABILITY LIMITATIONS		54
12.1	Indemnification by Hana	54
12.2	Indemnification by INEX	55
12.3	Notice of Claims	55
12.4	Consequential Losses	56
12.5	Actions Between the Parties	56
12.6	Insurance	56

Article 13 DISPUTE RESOLUTION		57
13.1	Negotiation and Arbitration	57

Article 14 TERM & TERMINATION		58
14.1	Term	58
14.2	Termination for Invalidity Challenge	58

ii

14.3	Termination on Bankruptcy	59
14.4	Termination for Material Breach	61
14.5	No Limitation on Remedies	61
14.6	Consequences of Termination	62
14.7	Disposition of Product	62
14.8	Delivery of Data and Materials and License	63

Article 15 GENERAL PROVISIONS		63
15.1	Amendments	63
15.2	Assignment	63
15.3	Counterparts; Facsimile	64
15.4	Entire Agreement	64
15.5	Enurement	64
15.6	Exhibits	64
15.7	Force Majeure	64
15.8	Further Assurances	64
15.9	Governing Law	64
15.10	Headings	64
15.11	Independent Legal Advice	65
15.12	International Sale of Goods Act	65
15.13	Jurisdiction	65
15.14	Non-Use of Names	65
15.15	Notices	65
15.16	No Implied Rights	66
15.17	No Solicitation or Hiring of Employees	66
15.18	No Third-Party Rights	66
15.19	No Waiver	66
15.20	Publicity	66
15.21	Relationship of Parties	67
15.22	Rights and Remedies	67
15.23	Severability	67
15.24	Survival	67
15.25	Wording	68

iii

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (the “Agreement”) is dated effective April 30, 2007.

BETWEEN:

INEX PHARMACEUTICALS CORPORATION, a company duly incorporated under the laws of British Columbia having an office at #200 – 8900 Glenlyon Parkway, Burnaby, British Columbia, Canada V5J 5J8

(“INEX”)

AND:

HANA BIOSCIENCES, INC., a company duly incorporated under the laws of Delaware having an office at 7000 Shoreline Court, Suite 370, South San Francisco, CA 94080, U.S.A.

(“Hana”)

WHEREAS:

A.	On May 6, 2006, INEX (as hereinafter defined) and Hana entered into a License Agreement (as hereinafter defined) to govern the Parties’ respective rights and obligations in respect of Hana’s use in the Hana Field (as hereinafter defined), of Patents (as hereinafter defined) and Technology (as hereinafter defined).

B.	On May 6, 2006, INEX and Hana entered into a Transaction Agreement (as hereinafter defined). Pursuant to which Section 6.7 of the Transaction Agreement, INEX agreed to make commercially reasonable efforts to obtain the consent of Aradigm (as hereinafter defined) to the assignment by INEX to Hana of the BCCA Patents (as hereinafter defined) licensed by INEX to Aradigm for use in the pulmonary delivery of Ciprofloxacin, and Hana agreed to license the BCCA Patents back to INEX for use outside the Hana Field and remain liable to INEX for all milestone, royalty and sublicensing payments which Hana would otherwise have made to INEX in respect of the BCCA Patents had the assignment by INEX to Hana not taken place.

C.	Pursuant to Section 6.8 of the Transaction Agreement, INEX agreed to make commercially reasonable efforts to obtain the consent of MD Anderson (as hereinafter defined) to the assignment by INEX to Hana of the MD Anderson License (as hereinafter defined), Sarris Patents (as hereinafter defined), and Thomas Patents (as hereinafter defined), and Hana agreed to license the Sarris Patents and Thomas Patents back to INEX for use outside the Hana Field and remain liable to INEX for all milestone, royalty and sublicensing payments which Hana would otherwise have made to INEX in respect of the Sarris Patents and Thomas Patents had the assignment by INEX to Hana not taken place.

D.

The Parties are herewith entering into this Amended and Restated License Agreement to: (i) to effect the termination of the license by INEX to Hana of the MD Anderson Patents, and the termination of all rights, responsibilities and obligations of Hana associated therewith; (ii) to affirm the continuation of the license by INEX to Hana of the Licensed Patents (as hereinafter defined) for use in the Hana Field, and to affirm the continuation of all rights, responsibilities and obligations of Hana associated therewith; and (iii) to effect the license by Hana to INEX of the MD Anderson Patents for use outside the Hana Field upon the terms and conditions contained herein; all as contemplated by Section 6.8 of the Transaction Agreement.

E.	On even date hereof, the Parties are entering into an Assignment and Novation Agreement with MD Anderson to effect the assignment by INEX to Hana of the MD Anderson License and the MD Anderson Patents as contemplated by Section 6.8 of the Transaction Agreement.

NOW THEREFORE, in consideration of the covenants, rights and obligations contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1 INTERPRETATION

1.1	Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1.1	“Abandoning Party” shall have the meaning set forth in Section 8.5.1.

1.1.2	“Adverse Drug Event” means any noxious, unintended, or untoward medical occurrence in a patient or clinical investigation subject associated with the use of a medicinal or investigational product, whether or not related to the medicinal or investigational product.

1.1.3	“Affiliate” means, with respect to any Person, any Person directly or indirectly controlled by, controlling or under common control with such Person. For the purposes of this definition, “control” shall mean direct or indirect beneficial ownership of 50% or greater interest in the voting power of such Person or such other relationship as, in fact constitute actual control.

1.1.4	“Agreement” means this Amended and Restated License Agreement and all exhibits attached hereto.

1.1.5	“Applicable Laws” means all applicable federal, provincial, state and local laws, ordinances, rules and regulations of any kind whatsoever in the Territory, including, without limitation, pharmaceutical and environmental rules and regulations, including cGMP Requirements, GCP Requirements, GLP Requirements and the General Biological Products Standards of the FDA, and the Federal Food, Drug and Cosmetic Act, as amended, or any successor act thereto (“FDCA”).

1.1.6	“Aradigm” means Aradigm Corporation, a company duly incorporated pursuant to the laws of the State of California, and having its principal place of business at 3929 Point Eden Way, Hayward, CA 94545, U.S.A.

1.1.7	“Aradigm License” means the license agreement dated December 8, 2004 between Aradigm and INEX.

1.1.8	“Assessed Value” shall have the meaning set forth in Section 3.6.6(b).

1.1.9	“Assigned Patents” mean the MD Anderson Patents listed in Exhibit 1.1.9 attached hereto.

1.1.10	“Bankruptcy Action” shall have the meaning set forth in Section 14.3.3.

1.1.11	“BCCA” means the British Columbia Cancer Agency.

1.1.12	“BCCA Agreements” means the Research Project Agreement between INEX (formerly Lipex Pharmaceuticals, Inc.) and the British Columbia Cancer Agency dated February 25, 1993 and terminated May 6, 2002.

1.1.13	“BCCA Patents” means:

(a)	the egg sphingomyelin patents assigned by the BCCA to INEX; and

(b)	any and all counterparts of the foregoing, including all divisionals, provisionals, non-provisionals, and continuations, and all patents issuing on any of the foregoing and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, additions, renewals or extensions thereof and any foreign counterparts thereof;

that are subject to the rights of:

(c)	the BCCA (including royalty rights) under the terms and conditions of the BCCA Agreements;

(d)	INEX (including milestone, Licensing/Sublicensing Revenue and royalty rights) under the terms and conditions of this Agreement; and

(e)	Aradigm under the terms and conditions of the Aradigm License.

1.1.14	“Business Day” means any day other than a day which is a Saturday, a Sunday or a statutory holiday in British Columbia or California.

1.1.15	“Calendar Quarter” means each of the three-month periods ending on March 31, June 30, September 30 or December 31.

1.1.16	“cGMP Requirements” means the current Good Manufacturing Practices standards required by the FDA (as set forth in the FDCA), the Therapeutic Products Directorate Organization of Health Canada (“TPD”), and the European Medicines Evaluation Agency (“EMEA”) and any other jurisdiction as mutually agreed between the Parties together with their applicable regulations, policies or guidelines which are in effect for the manufacture and testing of pharmaceutical materials, active ingredients, or excipients for use in Phase I, Phase II, and Phase III clinical trials, as applicable.

1.1.17	“Clinical Activity” and “Clinical Activities” mean any one or more of the activities associated with drug testing in humans, including trial design and execution, payment of investigators’, institutional, and contractors’ fees, drug distribution and accountability, analytical testing, data management, statistical analysis, adverse event reporting, and scientific publication, performed in pursuit of the Development and Commercialization of a Product.

1.1.18	“Clinical Trial Material” means labeled and packaged Sphingosomal Vincristine, Sphingosomal Vinorelbine and/or Sphingosomal Topotecan, and any component(s) thereof used or to be used, in clinical trials.

1.1.19	“Closing Payment” means an aggregate of One Million Five Hundred Thousand Dollars ($1,500,000) in funds held in escrow paid by Hana to INEX pursuant to the terms and conditions of the Transaction Agreement.

1.1.20	“Closing Shares” means the number of shares of Common Stock determined by dividing Ten Million Dollars ($10,000,000) by the FMV of the Common Stock as of March 16, 2006, paid by Hana to INEX pursuant to the terms and conditions of the Transaction Agreement.

1.1.21	“Commercialize” and “Commercialization” mean the activities customarily associated with sales of pharmaceutical products including without limitation, DDMAC Activities, price and reimbursement negotiations, pre-launch and launch activities, marketing, sales, distribution, post-approval Clinical Activities, the development, prosecution, registration and maintenance of trademarks, trade names and domain names, and Pharmacovigilance in each country in the Territory.

1.1.22	“Commercially Reasonable Efforts” means those efforts and resources that Hana would use were it developing, promoting and detailing its own pharmaceutical products which are of similar market potential as the Products, taking into account product labeling, market potential, past performance, economic return, the regulatory environment and competitive market conditions in the therapeutic area, all as measured by the facts and circumstances at the time such efforts are due.

1.1.23	“Common Stock” means the common stock of Hana, par value $0.001 per share.

1.1.24	“Confidential Information” means all information, knowledge or data:

(a)	of an intellectual, technical, scientific or industrial nature, patentable or otherwise, in which a Party has a proprietary or ownership interest, including, without limitation, technical data, drawings, photographs, scans, specifications, standards, analytical methods, techniques, manuals, reports, formulas, compilations, processes, information, lists, trade secrets, computer software, programs, devices, equipment, concepts, inventions, designs, and know-how (including Technology);

(b)	pertaining to the business and affairs of a Party, including, without limitation, financial information, marketing, manufacturing and commercial strategies, patent positioning, business plans, strategies and developments, including any negative developments; or

(c)	provided or disclosed to a Party by Third Parties subject to restrictions on use or disclosure, whether oral or written, furnished by the disclosing Party to the receiving Party or any of its Representatives, whether furnished or prepared before or after the Effective Date of the Definitive Agreements, and includes all analyses, compilations, data, studies, reports or other documents based upon or including any of such information, data or knowledge and, in all cases, all copies and tangible embodiments thereof, in whatever form or medium;

provided that Confidential Information shall not include such information which:

(a)	can be demonstrated by the receiving Party by written record to have been known or otherwise available to the receiving Party prior to the disclosure by the disclosing Party;

(b)	can be demonstrated by the receiving Party by written record to have been in the public domain at the time of disclosure;

(c)	after disclosure, can be demonstrated by the receiving Party by written record to have subsequently become part of the public domain other than as a consequence of a breach of this Confidential Disclosure Agreement by the receiving Party or its Representatives;

(d)	after disclosure, can be demonstrated by the receiving Party by written record to have been subsequently provided to the receiving Party by a Third Party, but only to the extent that the receiving Party can demonstrate that such disclosure does not violate any obligations of the Third Party to the disclosing Party; or

(e)	the receiving Party can demonstrate by written records results from research and development activity conducted by the receiving Party or any of its Affiliates independently and in advance of disclosure by the other Party thereof.

A specific disclosure shall not be deemed to be within the above exceptions, merely because they are embraced by general disclosures within the above exceptions, and any combination of features shall not be deemed within the above exceptions merely because individual features are within the above exceptions.

1.1.25	“Damages” means any losses, liabilities, obligations, damages, penalties, fines, claims, demands, actions, suits, costs and expenses of any nature whatsoever, excluding indirect, special or consequential damages, but including, without limitation, legal fees, charges and disbursements, and the indirect, special or consequential damages of Third Parties for which a Party, INEX Indemnitees or Hana Indemnitees, as the case may be, is responsible.

1.1.26	“DDMAC Activities” mean all activities performed in accordance with the requirements of the Division of Drug Marketing, Advertising and Communications, Center for Drug Evaluation and Research of the FDA, and the Office of the Inspector General of the Department of Health and Human Services of the United States.

1.1.27	“Definitive Agreements” mean the Asset Purchase Agreement, Elan Assignment and Novation Agreement, License Agreement, Service Agreement, UBC Sublicense Agreement; Transaction Agreement, and Registration Rights Agreement.

1.1.28	“Designated EU States” means any one of Germany, the United Kingdom, Italy, France or Spain.

1.1.29	“Develop” and “Development” means:

(a)	all activities set forth in the Development Plan; and

(b)	all activities necessary to obtain and maintain Regulatory Approvals in each country in the Territory, including Clinical Activities, Regulatory Activities, Technical Transfer and Manufacturing activities.

1.1.30	“Development Plan” means the development plan for seeking Regulatory Approvals for each Product in the Territory during the initial twelve (12) months following the Effective Date of the Definitive Agreements, together with a corresponding budget accounting for the anticipated costs to be expended or incurred by Hana in conducting the Development. The Development Plan and any amendments thereto adopted in accordance with Article 4 will form a part of this Agreement.

1.1.31	“Discontinued Patent” shall have the meaning set forth in Section 8.5.3.

1.1.32	“Dispute” shall have the meaning set forth in Section 13.1.1.

1.1.33	“Dollars” or “$” shall mean the lawful money of the United States of America.

1.1.34	“Effective Date of the Definitive Agreements” means May 6, 2006.

1.1.35	“Excess Amount” shall have the meaning set forth in Section 9.2.6.

1.1.36	“Fair Market Value” for the purposes of Sections 1.1.69 and 1.1.56, means the highest price, expressed in dollars, that an asset (whether tangible or intangible) would bring in an open and unrestricted market, between a willing buyer and a willing seller who are both knowledgeable, informed, and prudent, and who are acting independently of each other.

1.1.37	“FDA” means the Food and Drug Administration of the United States of America.

1.1.38	“FMV” means the quotient resulting from dividing (A) the sum of the value of all trades for each of the twenty (20) trading days immediately preceding the FMV reference date, by (B) the aggregate volume of all trades of shares of Common Stock during such twenty trading day period, in each case as reported in the principal exchange or stock market on which the Common Stock is then listed.

1.1.39	“FTE Rate” means the fully burdened rate established by INEX for the services of a INEX employee or consultant providing IP Services which for the first year from the Effective Date of the Definitive Agreements, is [*] based on 1,800 employee hours per year, or pro-rata portion thereof; provided however, that on each anniversary of the Effective Date of the Definitive Agreements, the FTE Rate shall be adjusted by a percentage equal to the net change in the Consumer Price Index (All Items) for the province of British Columbia for the twelve (12) month period ending with December of the calendar year immediately preceding such anniversary date.

1.1.40	“GCP Requirements” or “Good Clinical Practices” means the then current standards for clinical trials for pharmaceuticals as required by the FDA, the TPD and the equivalent Regulatory Authority elsewhere in the Territory and as applicable, the policies and guidelines of the International Conference on Harmonization in effect for the clinical testing of pharmaceutical materials.

6	*Confidential Treatment Requested.

1.1.41	“GLP Requirements” or “Good Laboratory Practices” means the current Good Laboratory Practices standards required by the FDA, the TPD and the equivalent Regulatory Authority elsewhere in the Territory in effect for the testing of pharmaceutical materials as applied to raw materials and finished products.

1.1.42	“Hana Field” means all uses of the Products.

1.1.43	“Hana Indemnitees” shall have the meaning set forth in Section 12.2.

1.1.44	“Hana Intellectual Property” means:

(a)	all Intellectual Property Rights patents and patent applications (whether complete or incomplete or whether filed or unfiled), including registrations, in any jurisdiction world-wide, as well as any patents and patent applications to which Hana has accepted an assignment or license during the term of this Agreement; and

(b)	all Confidential Information owned or controlled by Hana at any time during the Term of this Agreement.

1.1.45	“IND” means an Investigational New Drug application in accordance with the rules and regulations of the FDA.

1.1.46	“Indemnitee” shall have the meaning set forth in Section 12.3.

1.1.47	“Indemnitor” shall have the meaning set forth in Section 12.3.

1.1.48	“INEX Indemnitees” shall have the meaning set forth in Section 12.1.

1.1.49	“Intellectual Property Rights” means all intellectual property rights subject to protection by intellectual property laws in any country of the world, arising under statutory or common law, contract, or otherwise, and whether or not perfected, including without limitation, all (a) patents, reissues of and re-examined patents, and patent applications, whenever filed and wherever issued, including without limitation, continuations, continuations-in-part, substitutes and divisions of such applications and all priority rights resulting from such applications; (b) rights associated with works of authorship including without limitation copyrights, moral rights, copyright applications, copyright registrations, synchronization rights, mask work rights, mask work applications, mask work registrations; (c) rights associated with trademarks, service marks, trade names, logos, trade dress, goodwill and the applications for registration and registrations thereof; (d) rights relating to the protection of trade secrets and confidential information (e) rights analogous to those set forth in this Section and any and all other proprietary rights relating to intangible property; and (f) divisions, continuations, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued or acquired.

1.1.50	“IP Committee” shall have the meaning set forth in Section 8.1.

1.1.51	“IP Services” means such services as Hana deems reasonably necessary, desirable or helpful to evidence, maintain, protect or enforce Hana’s rights as set forth under the Services Agreement, and as further defined in Section 8.6.2.

1.1.52	“License” means an agreement between Hana and its Affiliate or between Hana and a Third Party, to whom Hana has granted a license of the rights granted by INEX to Hana in respect of one or more of the following:

(a)	the Assigned Patents; and

(b)	that portion of the Technology that relates to the Assigned Patents.

1.1.53	“License Agreement” means the License Agreement dated May 6, 2006 between INEX and Hana.

1.1.54	“Licensed Patents” means all right, title and interest in and to the inventions described in:

(a)	with the exception of the Assigned Patents, the patents and patent applications existing on the Effective Date of the Definitive Agreements that were originally assigned to INEX and are listed in Exhibit 1.1.54 attached hereto; and

(b)	any and all patents and patent applications assigned or licensed by INEX to Hana after the effective date of this Agreement and during the Term of this Agreement that are necessary and useful in the Development or Commercialization of the Products, subject to the terms and limitations of any agreement related to such patents and applications; and

(c)	any and all counterparts of the foregoing, including all divisionals, provisionals, non-provisionals, and continuations, and all patents issuing on any of the foregoing and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, additions, renewals or extensions thereof and any foreign counterparts thereof.

1.1.55	“Licensee” means an Affiliate or Third Party to whom Hana has granted a License. Without limiting the generality of the foregoing, a Licensee shall be deemed to include an Affiliate or Third Party who is granted a License hereunder by Hana pursuant to the terms of the outcome or settlement of any infringement or threatened infringement or threatened infringement action. Without limiting the generality of the foregoing, a Licensee shall be deemed to include any Affiliate or Third Party who is granted a License hereunder by Hana pursuant to the terms of the outcome or settlement of any infringement or threatened infringement action.

1.1.56	“Licensing/Sublicensing Revenue” means all transaction closing payments, milestone payments, license fees and any other pre-Commercialization payments (excluding royalties, sales revenue, sales commissions and any monies and proceeds derived from the sale of licensed or sublicensed Product) payable to, collected or received by Hana or its Affiliates pursuant to each License or Sublicense entered into in respect of:

(a)	the Technology;

(b)	the Licensed Patents; and/or

(c)	the Assigned Patents.

Except as otherwise expressly provided below, “Licensing/Sublicensing Revenue” shall not include:

(d)	loans to Hana or its Affiliates by a Licensee or Sublicensee relating to the Patents and Technology, except to the extent that the interest charged for such loan is less than Fair Market Value (in which case only such difference between the interest rate charged to Hana and the interest rate at Fair Market Value shall constitute Licensing/Sublicensing Revenue) or to the extent that the principal of a loan is forgiven (in which case only such forgiven amount shall constitute Licensing/Sublicensing Revenue); or

(e)	equity investments in Hana by a Licensee or Sublicensee, or equity of the Licensee or Sublicensee relating to the Patents and Technology, except to the extent that such investment are made at greater than Fair Market Value (in which case only the excess premium shall constitute Licensing/Sublicensing Revenue). For the purposes of this Section, if the shares of either Hana or its Licensee or Sublicensee are not listed on any stock exchange, the Fair Market Value shall be based on the price at which shares of either Hana or its Licensee or Sublicensee, as the case may be, have been issued to investors (who are not industry-related strategic investors or collaborative research partners) in the then most recent bona fide arm’s length private placement financing completed within the preceding twelve (12) months having gross proceeds of at least Ten Million Dollars ($10,000,000). If no such private placement financing has been completed, the Parties shall appoint a mutually acceptable Person as an independent evaluator, and if the Parties cannot agree on an evaluator, the Fair Market Value shall be determined as provided in Article 13; or

(f)	An exchange of rights, assets, liabilities or other interest of any kind, except to the extent that the economic benefit conferred upon Hana or its Affiliates by reason of such exchange exceeds the Fair Market Value of the consideration which would have been paid by Hana or its Affiliates for such rights, assets, liabilities or interests, as determined by: (i) the mutual agreement of the Parties following the application of U.S. GAAP, or failing mutual agreement; (ii) the binding decision of a mutually appointed independent Third Party banker or valuator familiar with the pharmaceutical industry.

For the avoidance of doubt, and without limiting the generality of the foregoing, “Licensing/Sublicensing Revenue” shall include any Development funding in excess of Hana’s true Development costs, whether measured: (i) as an FTE rate in excess of Hana’s actual FTE rate; (ii) as project funding in excess of Hana’s actual project cost; (iii) as a premium on any pass-through costs incurred by Hana; or (iv) as a premium or rate charged in excess of any of Hana’s actual costs incurred in Development.

1.1.57	“Litigating Party” shall have the meaning set forth in Section 9.2.5.

1.1.58	“Major Markets” means the countries of the United States of America, Germany, the United Kingdom, Italy, France, Spain.

1.1.59	“Manufacture”, “Manufactured” and “Manufacturing” means all or a portion of the activities of Hana, INEX, its Affiliates or their respective Third Party contractors associated with the manufacturing, filling, sampling, testing, handling, labeling, packaging and storage of Material and all work-in-progress.

1.1.60	“Marqibo” is Hana’s trade name for Sphingosomal Vincristine.

1.1.61	“Material” means all compounds, materials, substances, components or consumables sourced or Manufactured by INEX, Hana or any of their respective Third Party contractors to produce Clinical Trial Material (including Clinical Trial Material), and Product for commercial sale, but excluding machinery and equipment.

1.1.62	“Maximum Issuance Amount” shall have the meaning set forth in Section 3.4.

1.1.63	“MD Anderson” means the University of Texas MD Anderson Cancer Center.

1.1.64	“MD Anderson Assignment and Novation Agreement” means the Assignment and Novation Agreement between MD Anderson, INEX and Hana to effect the assignment by INEX to Hana of the MD Anderson License.

1.1.65	“MD Anderson License” means the Patent and Technology License Agreement made as of February 14, 2000 between the Board of Regents of the University of Texas System on behalf of the University of Texas MD Anderson Cancer Center and INEX, amended as of August 15, 2000.

1.1.66	“MD Anderson Patents” means the Sarris Patents and Thomas Patents.

1.1.67	“Method Transfer” means, in respect of the Services, the transfer by INEX and/or INEX’s Third Party contractors to Hana, Hana’s Third Party contractors and/or INEX’s Third Party contractors, of the methods for the testing of Material pursuant to Method Transfer protocols mutually agreed between the Parties, and shall include, without limitation, performance of Method Transfer qualification.

1.1.68	“NDA” means a New Drug Application in accordance with the rules and regulations of the FDA.

1.1.69	“Net Sales” means the aggregate United States dollar equivalent of gross revenues invoiced by Hana and its Affiliates and Licensees and Sublicensees from or on account of the sale of Product to Third Parties, in any given calendar year, less deductions actually allowed or specifically allocated to Product and actually incurred by Hana or its Affiliates or Licensees or Sublicensees using US GAAP and reasonable practices with respect to sales of all Product, consistently applied, for the following:

(a)	credits or allowances, if any, actually granted on account of recalls, rejection or return of Product;

(b)	insurance, freight or other transportation costs incurred in shipping Product to such Third Parties; and

(c)	excise taxes, sales taxes, value added taxes, consumption taxes, customs and other duties or other taxes or other governmental charges imposed upon and paid or allowed with respect to the production, importation, use or sale of Product (excluding income or franchise taxes of any kind);

(collectively, the “Permitted Deductions”). The foregoing definition is subject to the following:

(d)	no deductions shall be made for any item of cost incurred by Hana, its Affiliates or Licensees or Sublicensees in preparing, Manufacturing, shipping or selling Product except as permitted pursuant to Sections 1.1.69(a), 1.1.69(b) and 1.1.69(c) inclusive;

(e)	Net Sales shall not include transfer between any of Hana and any of its Affiliates or Licensees or Sublicensees for resale, but Net Sales shall include the subsequent final sales to Third Parties by such Affiliates or Licensees or Sublicensees;

(f)	Fair Market Value shall be assigned to any and all non-cash consideration such as but not limited to any credit, barter, benefit, advantage or concession received by Hana or its Affiliates or Licensees or Sublicensees in payment for sale of Product;

(g)	as used in this definition, a “sale” shall have occurred when Product are billed out or invoiced;

(h)	notwithstanding anything herein to the contrary, the following shall not be considered a sale of Product under this Agreement:

(i)	the transfer of a Product to a Third Party without consideration to Hana in connection with the development or testing of a Product; or

(ii)	the transfer of a Product to a Third Party without consideration in connection with the marketing or promotion of the Product (e.g., samples).

1.1.70	“Non-Abandoning Party” shall have the meaning set forth in Section 8.5.1.

1.1.71	“Non-Competition Terms” means the terms and conditions contained in Article 7 of the Transaction Agreement between the Parties dated May 6, 2006.

1.1.72	“Non-litigating Party” shall have the meaning set forth in Section 9.2.5.

1.1.73	“Notice of Abandonment” shall have the meaning set forth in Section 8.5.1.

1.1.74	“Party” means INEX or Hana and “Parties” means INEX and Hana.

1.1.75	“Patents” means the Licensed Patents and the Assigned Patents.

1.1.76	“Person” means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government body, and any other form of entity or organization.

1.1.77	“Pharmacovigilance” means all the activities associated with maintaining an effective drug safety monitoring system and adverse events reporting system in compliance with the requirements of Regulatory Authorities.

1.1.78	“Prime Rate” means the prime or equivalent rate quoted by the Bank of Canada from time to time.

1.1.79	“Product” means any one or more of Sphingosomal Vincristine, Sphingosomal Vinorelbine, and Sphingosomal Topotecan.

1.1.80	“Publishing Party” shall have the meaning set forth in Section 10.4.1.

1.1.81	“QA” means Quality Assurance, being that part of each management system, within Hana and INEX separately, having responsibility for assuring the quality of Material and Manufacturing in respect of compliance with Regulatory Requirements.

1.1.82	“QC” means Quality Control, being that part of each management system, within Hana and INEX separately, having responsibility for quality control testing of Material in respect of compliance with Regulatory Requirements.

1.1.83	“Registrational Clinical Trial” means any one of a Phase III clinical trial or pivotal Phase II clinical trial conducted in furtherance of Regulatory Approvals.

1.1.84	“Regulatory Activity” and “Regulatory Activities” mean any one or more of the regulatory activities to be performed by Hana, its Licensees, Sublicensees, or their respective Representatives in pursuit of the Development of each Product, including writing, translation, compilation, notification, submission, filing, defense, maintenance and renewal of Regulatory Approvals and payment of fees associated therewith, and meeting with Regulatory Authorities.

1.1.85	“Regulatory Approvals” means all necessary and appropriate regulatory approvals which must be obtained before placing each Product on the market in any country in the Territory in which such approval is required, including without limitation, INDs, NDAs, and any other comparable terms as applicable with regard to any such approvals in any other country in the Territory.

1.1.86	“Regulatory Authorities” means the FDA and any other like governmental authorities, whether federal, provincial, state or municipal, regulating the manufacture, importation, distribution, marketing, clinical testing and/or sale of therapeutic substances in the Territory.

1.1.87	“Regulatory Requirements” means Applicable Laws and all rules, regulations and guidances in respect of QC and QA procedures and processes, manufacturing and production batch records (including the master production record), packaging, handling, storage, delivery and retention of raw material and finished product samples and associated support data, and all licenses, certificates, authorizations or requirements from Regulatory Authorities in the Territory, including but not limited to cGMP Requirements in respect of the Manufacture of Material.

1.1.88	“Regulatory Submission” means any submission or filing made in furtherance of obtaining and maintaining any Regulatory Approvals.

1.1.89	“Representatives” means, in respect of a Person, that Person’s Affiliates and their respective directors, officers, employees, consultants, subcontractors, licensees or sublicensees (including Licensees and Sublicensees) as the case may be, agents, representatives and other persons acting under their authority.

1.1.90	“Royalty-free License” means a license granted by Hana to INEX for any and all uses of the MD Anderson Patents outside the Hana Field in respect of which:

(a)	subject to Section 1.1.90(b), a fully paid up, royalty-free license; and

(b)	INEX unconditionally, absolutely and irrevocably agrees with Hana to continue to remain liable for royalty payments to MD Anderson under the MD Anderson License in respect of INEX’s use of the MD Anderson Patents outside the Hana Field.

1.1.91	“Sarris Patents” means:

(a)	the Sarris patents and patent applications jointly owned by MD Anderson and INEX, as set forth in Exhibit 1.1.91; and

(b)	any and all counterparts of the foregoing, including all divisionals, provisionals, non-provisionals, and continuations, and all patents issuing on any of the foregoing and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, additions, renewals or extensions thereof and any foreign counterparts thereof;

that are subject to the rights of

(c)	MD Anderson (including annual fees and royalty rights to MD Anderson) under the terms and conditions of the MD Anderson License; and

(d)	INEX (including milestone, Licensing/Sublicensing Revenue and royalty rights) under the terms and conditions of this Agreement.

1.1.92	“Service Agreement” means the Service Agreement entered into between INEX and Hana dated May 3, 2006 and effective as of April 3, 2006.

1.1.93	“Sphingosomal Topotecan” means a liposome that includes sphingomyelin and cholesterol and contains encapsulated topotecan, wherein the sphingomyelin comprises less than 20% dihydrosphingomyelin.

1.1.94	“Sphingosomal Topotecan R&D Expenses” shall have the meaning set forth in Section 3.3.4.

1.1.95	“Sphingosomal Vincristine” means a liposome that includes sphingomyelin and cholesterol and contains encapsulated vincristine, wherein the sphingomyelin comprises less than 20% dihydrosphingomyelin.

1.1.96	“Sphingosomal Vincristine NDA” shall have the meaning set forth in Section 3.1.1.

1.1.97	“Sphingosomal Vincristine R&D Expenses” shall have the meaning set forth in Section 3.1.4

1.1.98	“Sphingosomal Vinorelbine” means a liposome that includes sphingomyelin and cholesterol and contains encapsulated vinorelbine, wherein the sphingomyelin comprises less than 20% dihydrosphingomyelin.

1.1.99	“Sphingosomal Vinorelbine R&D Expenses” shall have the meaning set forth in Section 3.2.4.

1.1.100	“Sublicense” means an agreement between:

(a)	a Licensee and a Person to whom such Licensee has granted a sublicense of the rights granted under the License; and

(b)	an agreement between Hana and its Affiliate or between Hana and a Third Party, to whom Hana has granted a sublicense of the rights granted by INEX to Hana in respect of one or more of the following:

(i)	the Licensed Patents; and

(ii)	that portion of the Technology that relates to the Licensed Patents.

1.1.101	“Sublicensee” means a Person to whom a Licensee has granted a Sublicense and a Person to whom Hana has granted a Sublicense. Without limiting the generality of the foregoing, a Sublicensee shall be deemed to include any Person who is granted a Sublicense hereunder pursuant to the terms of the outcome or settlement of any infringement or threatened infringement or threatened infringement action.

1.1.102	“Technical Transfer” means the transfer by INEX and/or INEX’s Third Party contractors to Hana, Hana’s Third Party contractors and/or INEX’s Third Party contractors of those aspects of the Technology necessary and useful for the Manufacture of Material, and includes Method Transfer.

1.1.103	“Technology” includes:

(a)	all technical information and know-how relating to the technology claimed in the Patents in the Hana Field, including without limitation all such information as is described in certain of the laboratory notebooks enumerated in Exhibit 1.1.103 attached hereto; and

(b)	all Confidential Information possessed by INEX on the Effective Date of the Definitive Agreements pertaining to the Products in the Hana Field in data, drawings, formulae, know-how, unpatented inventions, manufacturing information, specifications, product design histories, technical dossiers, regulatory records, quality system documentation, whether protectable or not as trade secrets or otherwise including, without limitation, standard operating procedures, technical reports, synthetic protocols, manufacturing protocols, animal protocols, invention disclosures, manufacturing records, process development data, formulation records, biological, chemical, pharmacological, toxicological assay results, controls, clinical testing data, IND data and histology slides.

1.1.104	“Term” shall have the meaning set forth in Section 14.1.

1.1.105	“Territory” means all of the countries and territories of the world.

1.1.106	“Third Party(ies)” means any Person(s) other than INEX or Hana or any of their respective Affiliates.

1.1.107	“Thomas Patents” means

(a)	the Thomas patent applications owned by INEX as set forth in Exhibit 1.1.9 attached hereto; and

(b)	any and all counterparts of the foregoing, including all divisionals, provisionals, non-provisionals, and continuations, and all patents issuing on any of the foregoing and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, additions, renewals or extensions thereof and any foreign counterparts thereof;

subject to the rights of:

(c)	MD Anderson (including annual fees and royalty rights) under the terms and conditions of the MD Anderson License; and

(d)	INEX (including milestone, Licensing/Sublicensing Revenue and royalty rights) under the terms and conditions of this Agreement.

1.1.108	“Transaction Agreement” means the Transaction Agreement dated May 6, 2006 between Hana and INEX.

1.1.109	“US GAAP” means generally accepted accounting principles applied in the United States of America.

1.1.110	“Valid Claim” means either:

(a)	a claim of an issued and unexpired patent which has not been held unenforceable, unpatentable or invalid by a court or other governmental agency of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or

(b)	a claim in a patent application, provided that if such pending claim has not issued as a claim of an issued patent within seven (7) years after the filing date of such patent application, such pending claim shall not be a Valid Claim for purposes of this Agreement.

In the event that a claim of an issued patent is held by a court or other governmental agency of competent jurisdiction to be unenforceable, unpatentable or invalid, and such holding is reversed on appeal by a higher court or agency of competent jurisdiction, such claim shall be reinstated as a Valid Claim hereunder, effective as of the date of such reinstatement.

1.2	Other Definitions

Any words defined elsewhere in this Agreement shall have the particular meaning assigned to the words thereto.

Article 2 Patent and Technology

2.1	Amendment of License Agreement

2.1.1	Subject to the terms and conditions of this Agreement, the Parties hereby agree:

(a)	to terminate:

(i)	the exclusive license by INEX to Hana under the MD Anderson Patents, subject to the terms and conditions set forth in the MD Anderson License, to make, have made, use, sell, offer for sale, import, and have imported Products in the Hana Field within the Territory; and

(ii)	the exclusive license by Hana to INEX under the Hana Intellectual Property, subject to the terms and conditions of the License Agreement, to make, have made, use, sell, offer for sale, import, and have imported products outside the Hana Field; and

(b)	to affirm INEX’s grant to Hana, and Hana’s acceptance, of:

(i)	an exclusive license under the Licensed Patents to make, have made, use, sell, offer for sale, import, and have imported Products in the Hana Field within the Territory; and

(ii)	an exclusive license to the Technology to make, have made, use, sell, offer for sale, import, and have imported Products in the Hana Field within the Territory; and

(c)	to the irrevocable and absolute grant, sale, assignment and conveyance by INEX to Hana, and Hana’s acceptance of:

(i)	INEX’s entire right, title and interest in and to the Thomas Patents subject to the terms and conditions set forth in the MD Anderson License; and

(ii)	INEX’s entire right, title and interest in and to INEX’s joint ownership of the Sarris Patents subject to the terms and conditions set forth in the MD Anderson License;

subject to the provisions of Sections 8.5 and 14.3.

2.1.2	It is understood and agreed that the foregoing exclusive licenses in Section 2.2.1(b) grant to Hana the rights enumerated to the exclusion of all other parties, including INEX and its Affiliates.

2.1.3	It is also understood that INEX retains exclusive rights under the Licensed Patents and Technology outside the Hana Field.

2.2	License Grant to INEX

2.2.1	Subject to the terms and conditions of this Agreement, Hana hereby grants to INEX and INEX hereby accepts an, irrevocable world-wide, exclusive, Royalty-Free License under the MD Anderson Patents to make, have made, use, sell, offer for sale, import, and have imported products outside the Hana Field subject only to the provisions of Sections 8.5 (relating to abandonment, withdrawal or discontinuance of patent protection) and 14.3 (relating to termination on bankruptcy).

2.2.2	In respect of the license granted by Hana to INEX under Section 2.2.1, the Parties understand and agree that:

(a)	except as otherwise provided in the MD Anderson License, the foregoing exclusive licenses grant to INEX the rights enumerated to the exclusion of all other parties, including Hana and its Affiliates; and

(b)	Hana retains exclusive rights under the Assigned Patents in the Hana Field.

2.2.3	Hana hereby grants to INEX a non-exclusive license under the Patents and Technology to make, have made, use, import and have imported Products solely for non-commercial research, scholarly publication, education, or other non-commercial purposes.

2.2.4	Hana hereby grants to INEX a non-exclusive license under the Patents and Technology to carry out INEX’s activities under the Development Plan and Services Agreement.

2.2.5	Hana hereby grants to INEX a worldwide, royalty-free, non-exclusive license under the Hana Intellectual Property to make, have made, use, sell, offer to sell, import, and have imported liposomes and liposomes having an active agent encapsulated, intercalated or entrapped therein outside the Hana Field, with the proviso that this grant does not extend to:

(a)	any Intellectual Property Rights licensed by Hana prior to the Effective Date of the Definitive Agreements, except to the extent that such license permits Hana to grant such rights to INEX; or

(b)	any Hana Intellectual Property directed to the active agent itself.

2.3	Compliance with Third Party Agreements

2.3.1	Subject to INEX’s performance of its obligations under this Agreement, and in consideration for INEX’s sublicense of the BCCA Patents, Hana unconditionally, absolutely and irrevocably covenants and agrees with INEX as primary obligor, to adopt as Hana’s own obligations every obligation of INEX contained or set forth in the BCCA Agreements.

2.3.2	Subject to Hana’s performance of its obligations under this Agreement, INEX unconditionally, absolutely and irrevocably covenants and agrees with Hana to:

(a)	adopt as INEX’s own obligations, the royalty obligations set forth in the MD Anderson License to the extent such obligations arise from INEX’s, its licensees’ or sublicensees’ use of the MD Anderson Patents outside the Hana Field; and

(b)	to continue to comply with INEX’s royalty obligations set forth in the BCCA Agreements to the extent such obligations arise from INEX’s, its licensees’ or sublicensees’ use of the BCCA Patents outside the Hana Field.

2.4	Licensing and Sublicensing

2.4.1	With respect to the licenses and assignments granted to Hana under Section 2.1, subject to the terms and conditions set out in the BCCA Agreements and the MD Anderson License and Hana’s assumption of any and all license fees, annual fees, milestone payments and royalty obligations set forth in this Agreement, Hana shall have the right to grant Licenses and Sublicenses to its Affiliates and to Third Parties.

2.4.2	All Licenses and Sublicenses granted under this Section 2.4 shall be subject to the following:

(a)	Hana will cause each Affiliate so licensed or sublicensed to perform the terms of this Agreement as if such Affiliate were Hana hereunder;

(b)	each Affiliate so licensed or sublicensed shall unconditionally, absolutely and irrevocably covenant and agree with INEX as primary obligor, to adopt as its own obligations every obligation of Hana contained or set forth in this Agreement to the extent pertinent to the scope of such License or Sublicense;

(c)	Hana unconditionally guarantees the performance of each Affiliate hereunder as if they were signatories to this Agreement to the extent the performance or lack of performance is a breach of this Agreement;

(d)	the obligations and liabilities of each Affiliate and Hana under this Agreement shall be joint and several and INEX shall not be obliged to seek recourse against an Affiliate before enforcing its rights against Hana. For greater certainty it is hereby confirmed that any default or breach by an Affiliate of any term of this Agreement will also constitute a default by Hana under this Agreement, and INEX shall be entitled to exercise its rights hereunder, in addition to any other rights and remedies to which INEX may be entitled;

(e)	each License and Sublicense shall contain covenants by the Third Party Licensee and Sublicensee, as the case may be, for the benefit of INEX to observe and perform similar terms and conditions to those in this Agreement;

(f)	all Licenses and Sublicenses granted by Hana shall be further sublicensable or assignable without the prior written consent of INEX; provided however, that Hana shall not license or sublicense any rights granted herein to any Person that in whole or in part, either alone or in partnership, in collaboration or in conjunction with any Person other than INEX, whether as principal, agent, employee, director, officer, shareholder, licensor or in any capacity or manner whatsoever, whether directly or indirectly manufactures liposomal products without first either: (i) obtaining INEX’s written consent; or (ii) including in such License or Sublicense, as the case may be, a provision requiring the Licensee or Sublicense, as the case may be, to agree that it will not use the Technology for any purpose other than the Products;

(g)	in the event that Hana becomes aware of a material breach of any such License or Sublicense by a Third Party Licensee or Sublicensee, Hana shall promptly notify INEX of the particulars of same and take all reasonable steps to enforce the terms of such License or Sublicense, as the case may be;

(h)	within ten (10) Business Days after execution of each License or Sublicense, as the case may be, Hana shall provide INEX with a copy thereof, provided, however, that only if Hana is bound by the terms of an agreement which predates this Agreement and prohibits Hana from disclosing the financial terms of each License or Sublicense, then Hana shall be permitted to redact the financial terms thereof. The terms of each Sublicense Agreement shall be deemed to constitute “Confidential Information” of Hana for all purposes of this Agreement, and INEX shall not disclose the information contained in such Sublicense Agreement to any Third Party except as authorized pursuant to Article 10 of this Agreement;

(i)	all Licenses and Sublicenses shall terminate upon the termination of Hana’s rights granted herein unless events of default are cured by Hana or its Licensee or Sublicensee, as the case may be, within the period for the cure of default after notification by INEX as provided by the terms of this Agreement;

(j)	any Licensee who wishes to grant Sublicense or any Sublicensee who wishes to grant a further sub-Sublicense shall comply with the terms of this Section as if the further Sublicense or sub-Sublicense, as the case may be, were a License or Sublicense hereunder, including providing to INEX and Hana the information described in this Section, and obtaining the consent referred to in this Section, prior to any execution of any such Sublicense or sub-Sublicense;

(k)	all Licenses and Sublicenses shall include an obligation for each Licensee and Sublicensee to account for and report its sales of Product on the same basis as if such sales were sales of Hana, and INEX shall receive compensation in the same amounts as if the sales of Product by the Licensee or Sublicensee, as the case may be, were sales of Hana; and

(l)	Hana shall remain responsible to INEX for the compliance of each Licensee and Sublicensee with the financial and other obligations due under this Agreement.

2.4.3	With respect to the licenses granted to INEX under Section 2.2, INEX shall have the right to grant licenses and sublicenses to its Affiliates and to Third Parties. All licenses and sublicenses will be consistent with the terms of this Agreement, shall not relieve Hana or INEX of their obligations hereunder, and shall incorporate terms and conditions for each of INEX’s and Hana’s benefit comparable to those set forth in Section 2.4.2 applicable to Licenses and Sublicenses granted by Hana.

2.5	Payment of Taxes

Hana shall be responsible for the payment of any federal, provincial, state, local, or withholding taxes which may apply to the transactions contemplated by this Agreement. Under no circumstances will Hana be responsible for any franchise-related taxes or taxes based on INEX’s gross or net income.

Article 3 LICENSE FEES, MILESTONES AND ROYALTIES

In consideration of the assignments and licenses granted to Hana under this Agreement and the disclosure to Hana of INEX’s Confidential Information, and subject to the provisions of this Agreement, Hana shall pay to INEX milestone payments, license fees and royalties as provided in this Article 3.

The payments provided under this Article 3 are in addition to the portion of the Closing Payment and Closing Shares attributable to each of Sphingosomal Vincristine, Sphingosomal Vinorelbine, and Sphingosomal Topotecan previously paid to INEX by Hana pursuant to the Asset Purchase Agreement.

3.1	Sphingosomal Vincristine.

3.1.1	Milestone Payments:

Hana shall pay to INEX milestones payments in respect of Sphingosomal Vincristine as follows:

(a)	[*] within ten (10) days following the FDA’s acceptance for review of an NDA submission by Hana relating to Sphingosomal Vincristine (the “Sphingosomal Vincristine NDA”), which payment shall be satisfied by Hana issuing to INEX a number of additional shares of Common Stock determined by dividing [*] by the FMV as of the Sphingosomal Vincristine NDA filing date; provided however, if a Regulatory Submission equivalent to an NDA is accepted in any of the Designated EU States before the Sphingosomal Vincristine NDA is accepted, then [*] the milestone payment due under this Section 3.1.1(a) will be paid by Hana to INEX immediately upon the acceptance of that equivalent filing in any of the Designated EU States, and the remaining balance will be paid by Hana to INEX immediately upon the acceptance of the Sphingosomal Vincristine NDA by the FDA; and

(b)	[*] within ten (10) days following Hana’s receipt of the approval by the FDA of the Sphingosomal Vincristine NDA, which payment shall be made by Hana issuing to INEX a number of additional shares of Common Stock determined by dividing [*] by the FMV as of the date of such approval; provided however, if a Regulatory Submission equivalent to an NDA is approved in any of the Designated EU States before the Sphingosomal Vincristine NDA is approved by the FDA, [*] the milestone payment due under this Section 3.1.1(b) will be paid by Hana to INEX immediately upon the approval of that equivalent filing in any of the Designated EU States, and the remaining balance will be paid by Hana to INEX immediately upon the approval of the Sphingosomal Vincristine NDA by the FDA.

(c)	For the avoidance of doubt, each of the milestone payments described in subparagraphs (a) and (b) of this Section 3.1.1 above represent one-time payments to INEX, and shall be due only upon the first occurrence of the events described in each such subparagraph. For example, the milestone payment described in subparagraph (a) above will be due only once, following the FDA’s acceptance for review of the Sphingosomal Vincristine NDA. No additional milestone payments to INEX shall be due from Hana pursuant to subparagraph (a) in connection with any subsequent NDA submission by Hana relating to Sphingosomal Vincristine.

20	*Confidential Treatment Requested.

3.1.2	Royalties

Hana shall pay royalties to INEX based on cumulative Net Sales of Sphingosomal Vincristine as follows:

(a)	With respect to Net Sales of Sphingosomal Vincristine in the United States, a royalty equal to the sum of: (i) [*] of Net Sales in consideration of Patents if the Product sold is embraced within any Valid Claim under the Patents in the United States; (ii) [*] of Net Sales in consideration of, and during any period of Product exclusivity provided by the laws of the United States of America, including but not limited to marketing exclusivity in the form of data exclusivity, pediatric exclusivity, and orphan drug designation exclusivity; and (iii) [*] of Net Sales in consideration of Technology; provided, however, that the total royalty paid shall be limited to [*] of cumulative Net Sales up to [*], and limited to [*] of cumulative Net Sales exceeding [*]; and

(b)	With respect to Net Sales of Sphingosomal Vincristine in each country of the Territory other than the United States, a royalty of [*] of Net Sales in consideration of Patents and Technology; provided, however, that the total royalty paid shall be limited to [*] of cumulative Net Sales up to [*], and increased to [*] of cumulative Net Sales in excess of [*].

3.1.3	Generic Competition

If, during a given calendar year, there is sale of a generic Sphingosomal Vincristine or sale of an approved equivalent to Sphingosomal Vincristine (collectively, “Approved Sphingosomal Vincristine Equivalents”) in any country in the Territory, then, for such country, the total amount of royalties payable to INEX for the Net Sales of Sphingosomal Vincristine in such country during such calendar year will be reduced to [*] of the royalties payable to INEX pursuant to Section 3.1.2 for such calendar year, in such country.

3.1.4	Deductions:

Notwithstanding the schedule of royalty payments set forth in Section 3.1.2, Hana shall be entitled to deduct from such Sphingosomal Vincristine royalty obligations owed by Hana to INEX, an amount equal to [*] of the research and development expenses Hana incurs in connection with the Development of Sphingosomal Vincristine (the “Sphingosomal Vincristine R&D Expenses”); provided however, that such deduction shall not exceed the lesser of:

(a)	[*]; or

(b)	[*] per patient treated in a Registrational Clinical Trial;

provided further, however, that such deduction for Sphingosomal Vincristine R&D Expenses shall not exceed [*] of the royalty amount otherwise payable by Hana to INEX for Sphingosomal Vincristine in each calendar year, provided that Hana shall be entitled to carry over into succeeding years any amount of Sphingosomal Vincristine R&D Expenses that were ineligible for deduction as a result of such limitation. All Sphingosomal Vincristine R&D Expenses shall be subject to audits by INEX using reasonable and customary audit procedures in order to verify the amounts thereof.

21	*Confidential Treatment Requested.

3.2	Sphingosomal Vinorelbine

3.2.1	Milestone Payments:

Hana shall pay to INEX milestones payments in respect of Sphingosomal Vinorelbine as follows:

(a)	One Million Dollars ($1,000,000) upon on the date the first patient is enrolled in any clinical trial of Sphingosomal Vinorelbine conducted pursuant to an IND sponsored by Hana, of which INEX acknowledges Five Hundred Thousand Dollars ($500,000) has been paid by wire transfer to INEX of immediately available funds and the remaining Five Hundred Thousand Dollars ($500,000) has been paid by Hana issuing to INEX a number of additional shares of Common Stock determined by dividing Five Hundred Thousand Dollars ($500,000) by the FMV as of the date of such first patient enrollment;

(b)	[*] upon the date the first patient is enrolled in a Phase II clinical trial of Sphingosomal Vinorelbine conducted pursuant to an IND sponsored by Hana, which payment shall be made by Hana issuing to INEX a number of additional shares of Common Stock determined by dividing [*] by the FMV as of the date of such first patient enrollment; and

(c)	[*] upon the approval by the FDA of an NDA relating to Sphingosomal Vinorelbine, which payment shall be made by Hana issuing to INEX a number of additional shares of Common Stock determined by dividing [*] by the FMV as of the date of such FDA approval; provided however, if a Regulatory Submission equivalent to an NDA is approved in any of the Designated EU States before an NDA relating to Sphingosomal Vinorelbine is approved by the FDA, [*] the milestone due under this Section 3.2.1(c) will be paid by Hana to INEX immediately upon approval of that equivalent filing and the remaining balance will be paid by Hana to INEX immediately upon the approval of an NDA relating to Sphingosomal Vinorelbine by the FDA.

(d)	For the avoidance of doubt, each of the milestone payments described in subparagraphs (a), (b) and (c) of this Section 3.2.1 above represent one-time payments to INEX, and shall be due only upon the first occurrence of the events described in each such subparagraph. For example, the milestone payment described in subparagraph (a) above will be due only once, upon the date the first patient is enrolled in a clinical trial of Sphingosomal Vinorelbine conducted pursuant to an IND sponsored by Hana. No additional milestone payments to INEX shall be due from Hana pursuant to subparagraph (a) in connection with any subsequent clinical trials sponsored by Hana.

3.2.2	Royalties

Hana shall pay to INEX royalty payments based on cumulative Net Sales of Sphingosomal Vinorelbine as follows:

(a)	With respect to Net Sales of Liposomal Vinorelbine in the United States, a royalty equal to the sum of: (i) [*] of Net Sales in consideration of Patents if the Product sold is embraced within any Valid Claim under the Patents in the United States; (ii) [*] of Net Sales in consideration of, and during any period of Product

22	*Confidential Treatment Requested.

exclusivity provided by the laws of the United States of America, including but not limited to marketing exclusivity in the form of data exclusivity, pediatric exclusivity, and orphan drug designation exclusivity; and (iii) [*] of Net Sales in consideration of Technology; provided, however, that the total royalty paid shall be limited to [*] of cumulative Net Sales up to [*], and limited to [*] of cumulative Net Sales in excess of [*]; and

(b)	With respect to Net Sales of Sphingosomal Vinorelbine in each country of the Territory other than the United States, a royalty of [*] of Net Sales in consideration of Patents and Technology; provided, however, that the total royalty paid shall be limited to [*] of cumulative Net Sales up to [*], and increased to [*] of cumulative Net Sales in excess of [*].

3.2.3	Generic Competition

(a)	If, during a given calendar year, there is sale of a generic Sphingosomal Vinorelbine or sale of an approved equivalent to Sphingosomal Vinorelbine (collectively, “Approved Sphingosomal Vinorelbine Equivalents”) in any country in the Territory, then, for such country, the total amount of royalties payable to INEX for the Net Sales of Sphingosomal Vinorelbine in such country during such calendar year will be reduced to [*] of the royalties payable to INEX pursuant to Section 3.2.2 for such calendar year, in such country.

3.2.4	Deductions:

Notwithstanding the schedule of royalty payments set forth in Section 3.2.2, Hana shall be entitled to deduct from such Sphingosomal Vinorelbine royalty obligations owed by Hana to INEX, an amount equal to [*] of the research and development expenses Hana incurs in connection with the Development of Sphingosomal Vinorelbine (the “Sphingosomal Vinorelbine R&D Expenses”); provided however, that such deduction shall not exceed the lesser of:

(a)	[*]; or

(b)	[*] per patient treated in a Registrational Clinical Trial;

provided further, however, that such deduction for Sphingosomal Vinorelbine R&D Expenses shall not exceed [*] of the royalty amount otherwise payable by Hana to INEX for Sphingosomal Vinorelbine in each calendar year, provided that Hana shall be entitled to carry over into succeeding years any amount of Sphingosomal Vinorelbine R&D Expenses that were ineligible for deduction as a result of such limitation. All Sphingosomal Vinorelbine R&D Expenses shall be subject to audits by INEX using reasonable and customary audit procedures in order to verify the amounts thereof.

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3.3	Sphingosomal Topotecan

3.3.1	Milestone Payments:

Hana shall pay to INEX, milestones payments in respect of Sphingosomal Topotecan as follows:

(a)	[*] upon the date the first patient is enrolled in any clinical trial of Sphingosomal Topotecan conducted pursuant to an IND sponsored by Hana, which payment shall be made by Hana issuing to INEX a number of additional shares of Common Stock determined by dividing [*] by the FMV as of the date of such first patient enrollment;

(b)	[*] upon the date the first patient is enrolled in a Phase II clinical trial of Sphingosomal Topotecan conducted pursuant to an IND sponsored by Hana, which payment shall be made by Hana issuing to INEX a number of additional shares of Common Stock determined by dividing [*] by the FMV as of the date of such first patient enrollment; and

(c)	[*] upon the approval by the FDA of an NDA relating to Sphingosomal Topotecan, which payment shall be made by Hana issuing to INEX a number of additional shares of Common Stock determined by dividing [*] by the FMV as the date of such FDA approval; provided however, if a Regulatory Submission equivalent to an NDA is approved in any of the Designated EU States before an NDA relating to Sphingosomal Topotecan is approved by the FDA, [*] the milestone due under this Section 3.3.1(c) will be paid by Hana to INEX immediately upon approval of that equivalent filing and the remaining balance will be paid by Hana to INEX immediately upon the approval of an NDA relating to Sphingosomal Topotecan by the FDA.

(d)	For the avoidance of doubt, each of the milestone payments described in subparagraphs (a), (b) and (c) of this Section 3.3.1 above represent one-time payments to INEX, and shall be due only upon the first occurrence of the events described in each such subparagraph. For example, the milestone payment described in subparagraph (a) above will be due only once, upon the date the first patient is enrolled in a clinical trial of Sphingosomal Topotecan conducted pursuant to an IND sponsored by Hana. No additional milestone payments to INEX shall be due from Hana pursuant to subparagraph (a) in connection with any subsequent clinical trials sponsored by Hana.

3.3.2	Royalties

Hana shall pay to INEX royalty payments based on cumulative Net Sales of Sphingosomal Topotecan as follows:

(a)	With respect to Net Sales of Sphingosomal Topotecan in the United States, a royalty equal to the sum of: (i) [*] of Net Sales in consideration of Patents if the Product sold is embraced within any Valid Claim under the Patents in the United States; (ii) [*] of Net Sales in consideration of, and during any period of Product exclusivity provided by the laws of the United States of America, including but not limited to marketing exclusivity in the form of data exclusivity, pediatric exclusivity, and orphan drug designation exclusivity; and (iii) [*] of Net Sales in consideration of Technology; provided, however, that the total royalty paid shall be limited to [*] of cumulative Net Sales up to [*], and limited to [*] of cumulative Net Sales in excess of [*]; and

(b)	With respect to Net Sales of Sphingosomal Topotecan in each country of the Territory other than the United States, a royalty of [*] of Net Sales in

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consideration of Patents and Technology; provided, however, that the total royalty paid shall be limited to [*] of cumulative Net Sales up to [*], and increased to [*] of cumulative Net Sales in excess of [*].

3.3.3	Generic Competition

(a)	If, during a given calendar year, there is sale of a generic Sphingosomal Topotecan or sale of an approved equivalent to Sphingosomal Topotecan (collectively, “Approved Sphingosomal Topotecan Equivalents”) in any country in the Territory, then, for such country, the total amount of royalties payable to INEX for the Net Sales of Sphingosomal Topotecan in such country during such calendar year will be reduced by [*] of the royalties payable to INEX pursuant to Section 3.3.2 for such calendar year, in such country.

3.3.4	Deductions:

Notwithstanding the schedule of royalty payments set forth in Section 3.3.2, Hana shall be entitled to deduct from such Sphingosomal Topotecan royalty obligations owed by Hana to INEX, an amount equal to [*] of the research and development expenses Hana incurs in connection with the Development of Sphingosomal Topotecan (the “Sphingosomal Topotecan R&D Expenses”); provided however, that such deduction shall not exceed the lesser of:

(a)	[*]; or

(b)	[*] per patient treated in a Registrational Clinical Trial;

provided further, however, that such deduction for Sphingosomal Topotecan R&D Expenses shall not exceed [*] of the royalty amount otherwise payable by Hana to INEX for Sphingosomal Topotecan in each calendar year, provided that Hana shall be entitled to carry over into succeeding years any amount of Sphingosomal Topotecan R&D Expenses that were ineligible for deduction as a result of such limitation. All Sphingosomal Topotecan R&D Expenses shall be subject to audits by INEX using reasonable and customary audit procedures in order to verify the amounts thereof.

3.4	Limitation on Payment Using Common Stock

Notwithstanding anything to the contrary contained in Sections 3.1, 3.2 and 3.3, at Hana’s sole option, any milestone or other payment payable by Hana to INEX hereunder by the issuance of shares of Common Stock to INEX may also be made by payment of cash to INEX. The maximum number of shares of Common Stock that Hana may issue to INEX in satisfaction of its obligations hereunder shall not exceed 19.99% of the total number of shares of Common Stock outstanding on the Effective Date of the Definitive Agreements (the “Maximum Issuance Amount”). In the event Hana issues to INEX an aggregate number of shares of Common Stock that equals the Maximum Issuance Amount, all amounts payable by Hana thereafter to INEX shall be made in cash.

3.5	Assumption of Milestone and Royalty Obligations

3.5.1	As a condition of the grant of:

(a)	licence by INEX to Hana of the Licensed Patents and Technology; and

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(b)	assignment by INEX to Hana of the Assigned Patents,

Hana shall assume all payment obligations of INEX to BCCA and to MD Anderson, in respect of all license fees, annual fees, milestone payments, royalty payments and any other like payments, including all interest and taxes attributable thereto, arising from Hana or its Licensees’ or Sublicensees’ use of the Patents within the Hana Field under the BCCA Agreements and the MD Anderson License.

3.5.2	For avoidance of doubt, the obligations of Hana under Section 3.5.1 are in addition to and not in substitution of any other obligations set forth in this Article 3.

3.6	Remuneration Respecting Sublicensees

3.6.1	In the event Hana licenses or sublicenses its rights under Sphingosomal Vincristine before the FDA approves the Sphingosomal Vincristine NDA or a Designated EU State approves a Regulatory Submission that is equivalent to an NDA, INEX shall be entitled to receive [*] of any Licensing/Sublicensing Revenue payable to Hana by such Licensee or Sublicensee. In the event Hana licenses or sublicenses its rights to Sphingosomal Vincristine after the FDA approves the Sphingosomal Vincristine NDA or a Designated EU State approves a Regulatory Submission that is equivalent to an NDA, INEX shall be entitled to receive [*] of any Licensing/Sublicensing Revenue payable to Hana by such Licensee or Sublicensee.

3.6.2	In the event Hana licenses or sublicenses its rights under Sphingosomal Vinorelbine, INEX shall be entitled to share the Licensing/Sublicensing Revenue payable to Hana, if any, as follows:

(a)	INEX’s share of such Licensing/Sublicensing Revenue shall be [*] of any Licensing/Sublicensing Revenue payable to Hana by such Licensee or Sublicensee during the period commencing on the Effective Date of the Definitive Agreements and ending on the date immediately preceding the date the first patient is enrolled in a Phase II clinical trial of Sphingosomal Vinorelbine;

(b)	INEX’s share of such Licensing/Sublicensing Revenue shall be reduced to [*] of any Licensing/Sublicensing Revenue payable to Hana by such Licensee or Sublicensee on or after the date the first patient is enrolled in a Phase II clinical trial of Sphingosomal Vinorelbine and ending on the date immediately preceding the earlier to occur of:

(i)	the date the first patient is enrolled in a Phase III clinical trial of Sphingosomal Vinorelbine; or

(ii)	the acceptance of the NDA or its equivalent Regulatory Submission for Sphingosomal Vinorelbine; and

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(c)	INEX’s share of such Licensing/Sublicensing Revenue shall be reduced to [*] of any Licensing/Sublicensing Revenue payable to Hana by such Licensee or Sublicensee on or after the earlier to occur of:

(i)	the date the first patient is enrolled in a Phase III clinical trial of Sphingosomal Vinorelbine; or

(ii)	the acceptance of the NDA or its equivalent Regulatory Submission for Sphingosomal Vinorelbine.

3.6.3	In the event Hana licenses or sublicenses its rights under Sphingosomal Topotecan, INEX shall be entitled to share the Licensing/Sublicensing Revenue payable to Hana, if any, as follows:

(a)	INEX’s share of such Licensing/Sublicensing Revenue shall be [*] of any Licensing/Sublicensing Revenue payable to Hana by such Licensee or Sublicensee during the period commencing on the Effective Date of the Definitive Agreements and ending on the date immediately preceding the date the first patient is enrolled in a Phase II clinical trial of Sphingosomal Topotecan;

(b)	INEX’s share of such Licensing/Sublicensing Revenue shall be reduced to [*] of any Licensing/Sublicensing Revenue payable to Hana by such Licensee or Sublicensee on or after the date the first patient is enrolled in a Phase II clinical trial of Sphingosomal Topotecan and ending on the date immediately preceding the earlier to occur of:

(i)	the date the first patient is enrolled in a Phase III clinical trial of Sphingosomal Topotecan, or

(ii)	the acceptance of the NDA or its equivalent Regulatory Submission for Sphingosomal Topotecan.

3.6.4	Notwithstanding anything to the contrary contained in this Section 3.6, Hana shall have no obligation to pay to INEX its respective share of any such Licensing/Sublicensing Revenue unless and until Hana actually receives such Licensing/Sublicensing Revenue from its Licensee or Sublicensee.

3.6.5	Where any Licensing/Sublicensing Revenue payable to, collected or received by Hana or its Affiliates is in Dollars, Hana shall pay to INEX, INEX’s share of such Licensing/Sublicensing Revenue within ten (10) days of Hana or its Affiliate’s receipt of same. Where any Licensing/Sublicensing Revenue payable to, collected or received by Hana or its Affiliates is derived from a country other than the United States of America, INEX’s portion of such Licensing/Sublicensing Revenue shall be converted to the equivalent in Dollars on the same date that Hana converts such Licensing/Sublicensing Revenue to Dollars, in which case the amount of Dollars pursuant to an actual conversion shall be included in the Licensing/Sublicensing Revenue and Hana shall pay to INEX, INEX’s share of such Licensing/Sublicensing Revenue within ten (10) days of such conversion. If at any time the Parties agree that it is not practical or possible for Hana to forthwith convert Licensing/Sublicensing Revenue paid in foreign currency to Dollars, or if legal restrictions prevent the conversion of part or all of the Licensing/Sublicensing Revenue to Dollars, Hana shall have the right and option, upon consultation with INEX, to deposit INEX’s share of such Licensing/Sublicensing Revenue in local currency, in an account in INEX’s sole name in a bank or depository in the country where such Licensing/Sublicensing Revenue is generated. Hana shall make such deposit within ten (10) days of Hana or its Affiliate’s receipt of said foreign currency. The last date of

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signature of any duly executed License or Sublicense between Hana and a Licensee or Sublicensee shall be deemed to be the date upon which Licensing/Sublicensing Revenue is received by Hana for the purposes of determining the percentage of Licensing/Sublicensing Revenue payable to INEX pursuant to Sections 3.6.1, 3.6.2 and 3.6.3. Hana shall make Commercially Reasonable Efforts to inform INEX in a timely manner of material legislative and economic changes in such country in which such deposit was made so as to enable INEX to more readily access, convert and/or transfer from such country, INEX’s share of Licensing/Sublicensing Revenue deposited in such country by Hana.

3.6.6	Notwithstanding Section 3.6.5, if any Licensing/Sublicensing Revenue other than cash is payable to, collected or received by Hana or its Affiliates, Hana may elect to pay to INEX, INEX’s share of Licensing/Sublicensing Revenue by way of cash, common stock of Hana, common stock of another corporation acceptable to INEX, or any combination thereof. If Hana elects to pay INEX using the Common Stock of Hana or the common stock of another corporation acceptable to INEX, the following shall apply:

(a)	the last date of signature of any duly executed License or Sublicense between Hana and a Licensee or Sublicensee, as the case may be, shall be deemed to be the date upon which Licensing/Sublicensing Revenue is received by Hana for the purposes of determining the percentage of Licensing/Sublicensing Revenue payable to INEX pursuant to Sections 3.6.1, 3.6.2 and 3.6.3;

(b)	the value of the economic benefit of the Licensing/Sublicensing Revenue established by a Third Party banker or valuator, measured in Dollars and applied to the percentage entitlement of INEX determined pursuant to Section 3.6.6(a), shall be the assessed value (the “Assessed Value”) to be used in determining the number of shares of Common Stock of Hana or common stock of another corporation acceptable to INEX payable to INEX pursuant to Section 3.6.6(c); and

(c)	Hana will pay INEX using Common Stock of Hana or common stock of another corporation acceptable to INEX as follows:

(i)	the Parties will mutually agree on the par value per share of common stock of Hana or of another corporation acceptable to INEX; and

(ii)	Hana will issue or assign to INEX as applicable, a number of shares of Common Stock of Hana or common stock of another corporation acceptable to INEX by dividing the Assessed Value by the FMV as of the date upon which Licensing/Sublicensing Revenue was deemed to have been received by Hana pursuant to Section 3.6.6(a).

3.6.7	If Hana elects to pay Licensing/Sublicensing Revenue using a combination of cash and stock as described in this Section, the Assessed Value used to calculate the stock payable shall be reduced by the value of Dollars actually paid to INEX in accordance with Section 3.6.5.

(a)	Hana’s payment of Licensing/Sublicensing Revenue in the form of stock pursuant to his Section shall be made within ten (10) days of Hana’s receipt of same.

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3.6.8	Hana’s payment of Licensing/Sublicensing Revenue under this Section 3.6 shall be accompanied by an accounting setting out all Licensing/Sublicensing Revenue payable to, collected or received by Hana or its Affiliates, segmented according to Product, Licensee and Sublicensee identified by name, and the last date on which each License and Sublicense was executed.

3.7	Third Party Payments

3.7.1	If, during the term of this Agreement:

(a)	Hana and INEX mutually agree that it is necessary to seek a license from any Third Party in the Territory in order to avoid infringement during the exercise of the rights herein granted; or

(b)	if as a result of any complaint alleging infringement or violation of any patent or other Intellectual Property Rights is made against Hana, its Affiliate or its Licensee or Sublicensee with respect of the Manufacture, use or sale of a Product in the Hana Field, where such Manufacture, use or sale is encompassed by one or more Patents or Technology, and a settlement, consent judgment or award of Damages determined by a court of competent jurisdiction requires Hana to make payment of Damages to a Third Party in satisfaction of such complaint; or

(c)	if an independent, mutually acceptable Third Party patent attorney determines that such a license is required (in accordance with the procedure outlined in this Section 3.7.1);

Hana shall pay all royalties, Damages or other amounts to the Third Party (the “Offset Amount”), and subject to Section 3.7.2, Hana’s sole remedy from INEX for such payment shall be to offset or credit [*] of the Offset Amount against future payments otherwise due INEX as royalties hereunder. Royalties due INEX shall not, however, be reduced by more than [*] of the applicable royalties set forth in Sections 3.1.2, 3.2.2 and 3.3.2 during any given calendar year. Any uncredited portion of the permitted Offset Amount will be carried forward until the full permitted Offset Amount has been satisfied. The Offset Amount shall not include any punitive award payable to the Third Party (the “Punitive Amount”), and thus any Punitive Amount is not to be offset or credited against future royalty payments due INEX. In the event that the Parties are unable to agree on whether any such license is needed or on the terms of such license, the Parties shall submit such dispute to an independent, mutually acceptable Third Party patent attorney for a final and binding determination of such Dispute, and the Parties shall equally share the cost of engaging such patent attorney.

3.7.2	Notwithstanding the provisions of Section 3.7.1, if the license from the Third Party or the royalty or other amount payable to such Third Party gives rise to an indemnification obligation under one or more of the Definitive Agreements in favor of Hana on the part of INEX, then such royalty or other amount shall be paid by INEX as Damages in accordance therewith; provided, however, that Hana agrees to use all reasonable efforts to avoid a finding of willful infringement of such Third Party’s rights.

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3.8	Compulsory Licenses

In the event that a government agency in any country of the Territory grants or compels INEX, Hana, or either of their respective Affiliates or licensees or sublicensees (including Licensees and Sublicensees) to grant a right to commercialize Product to any Third Party, Hana may, at its sole option, either:

3.8.1	avail itself of the royalty reduction set out in Sections 3.1.3, 3.2.3, or 3.3.3, if applicable; or

3.8.2	have the benefit in such country of the same terms granted to such Third Party to the extent that such terms taken as a whole are more favorable than those of this Agreement.

3.9	Reports and Payment

Hana shall deliver to INEX within thirty (30) days after the end of each Calendar Quarter a written report showing its computation of royalties due under this Agreement upon Net Sales by Hana and its Affiliates and its Licensees and Sublicensees during such Calendar Quarter, and setting out:

3.9.1	all Net Sales segmented in each such report according to sales by Hana, each Affiliate and each Licensee and Sublicensee, as well as on a country-by-country basis, and month-by-month basis;

3.9.2	deductions from gross revenues by the categories for same set out in the definition of Net Sales; and

3.9.3	the rates of exchange used to convert such royalties to Dollars from the currency in which such sales were made. For the purposes hereof, such conversion calculations are to be made on a monthly basis and the rates of exchange to be used for converting royalties hereunder to Dollars shall be those in effect for the purchase of Dollars as certified by the noon buying rate of the Federal Reserve Bank of New York on the first Business Day of the quarter with respect to which the payment is due.

Hana, simultaneously with the delivery of each such report, shall tender payment in Dollars of all royalties shown to be due thereon.

3.10	Withholding Taxes

Any tax which Hana is required to pay or withhold with respect of license fees, royalty payments and milestone payments to be made to INEX hereunder shall be deducted from the amount otherwise due provided that, in regard to any such deduction, Hana shall give INEX such assistance, which shall include the provision of such documentation as may be required by the US Internal Revenue Service and other revenue services, as may reasonably be necessary to enable INEX to evidence such payment, claim exemption therefrom or obtain a repayment thereof or a reduction thereof and shall upon request provide such additional documentation from time to time as is needed to confirm the payment of tax. The Parties agree that:

3.10.1	Hana shall be deemed to be the sole payer of payments owed to INEX under this Agreement and shall not have the right to substitute any domestic or foreign Affiliate for that purpose, and

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3.10.2	in the event that Hana takes any action, including, without limitation, the assignment of this Agreement, any licensing or sublicensing permitted hereby, any change of jurisdiction of residence or any reorganization or change in its business or structure so that, after such action, the withholding tax on the payments under this Agreement would be substantially more than those in effect on the Effective Date of the Definitive Agreements, Hana shall either:

(a)	with the co-operation of INEX, arrange its affairs so that the withholding tax consequences to INEX are not materially worse than those in effect prior to such action; or

(b)	gross up the payments otherwise owed to INEX so that INEX receives net of withholding taxes the amount INEX would have received but for such action.

3.11	Foreign Payments

Where payments are due INEX hereunder for sales of a Product in a country in the Territory where, by reason of currency regulations or taxes of any kind, it is impossible or illegal for Hana or any Affiliates or Licensees or Sublicensees, as the case may be, to transfer such payments to INEX, such payments shall be deposited in whatever currency is allowable by the Person not able to make the transfer for the benefit or credit of INEX in an accredited bank in that country in the Territory that is reasonably acceptable to INEX.

3.12	Method of Payment

Hana shall make all payments due under this Agreement in Dollars by wire transfer of funds via the Federal Reserve Wire Transfer System to INEX’s account as designated in writing by INEX to Hana.

3.13	Late Payments

Any payment by Hana or INEX that is not paid on or before the date such payment is due under this Agreement shall bear interest at a rate equal to the lesser of:

3.13.1	the Prime Rate(s) during the period of late payment plus [*] interest compounded monthly, or

3.13.2	the maximum rate permitted by law;

calculated based on the number of days that payment is delinquent until full payment has been made.

3.14	Records

Hana shall keep, and shall require all Affiliates, Licensee and Sublicensees to keep, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties payable hereunder for a period of three (3) years after the date such royalties became payable.

3.15	Audits

During the Term, after the first commercial sale of Product and for a period of one (1) year following termination of this Agreement, INEX shall have the right from time to time (not to exceed once during

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each calendar year) to have either its internal financial audit personnel or an independent firm of accountants (i.e., a certified public accountant or like Person reasonably acceptable to Hana) inspect such books, records and supporting data of Hana, provided such audit shall not cover such records for more than the preceding five years. Such independent firm of accountants shall perform these audits at INEX’s expense upon reasonable prior notice and during Hana’s regular business hours, and shall agree as a condition to such audit to maintain the confidentiality of all information of Hana disclosed or observed in connection with such audit and to disclose to INEX only whether Hana has complied with its obligations under this Agreement with respect to the accuracy of the royalty statements, payments and Permitted Deductions. If the result of such audit demonstrates an underpayment by Hana to INEX of [*] or more, Hana shall pay for the reasonable costs of such audit, and shall immediately pay to INEX the underpayment together with interest thereon at the Royal Bank of Canada prime lending rate prevailing at the time, plus [*].

Article 4 DEVELOPMENT OBLIGATIONS

4.1	Development Plans

4.1.1	The Parties acknowledge having executed a detailed Development Plan for the Development of each Product, which describes the specific Clinical Activities, Regulatory Activities, Technical Transfer activities, and Manufacturing activities to be performed in the Territory for a twelve (12) month period following the Effective Date of the Definitive Agreements.

4.1.2	The Development Plan will be reviewed from time to time as the Parties reasonably determine to be necessary or useful.

4.1.3	The Development Plan shall be incorporated herein by reference and all Development undertaken thereunder shall be conducted by Hana in compliance with Regulatory Requirements.

4.2	Development Efforts

4.2.1	Hana shall use Commercially Reasonable Efforts to Develop each Product in the Territory (including carrying out its responsibilities under the Development Plan) to:

(a)	conduct or cause to be conducted the necessary and appropriate clinical trials as necessary to obtain and maintain Regulatory Approvals for each Product; and

(b)	prepare, file and prosecute or cause to be prepared, filed and prosecuted the Regulatory Submission for each Product.

4.2.2	Hana will provide INEX with written reports to keep INEX fully informed of the progress of the Development of each Product as follows:

(a)	at the close of each Calendar Quarter during the first twenty-four (24) months following the Effective Date of the Definitive Agreements; and

(b)	on or before June 31 and December 31 of each and every calendar year thereafter.

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4.3	Transition Committees

The Parties will establish working committees to actively manage the transition by INEX to Hana of the responsibilities for Development of each Product during the initial twelve (12) months following the Effective Date of the Definitive Agreements. Such working committees will conduct periodic planning and review meetings as well as ad hoc meetings as necessary. The primary method of meeting will be teleconference. Responsibilities of the working committees may include overseeing the planning and monitoring of the clinical and regulatory Development process and Technical Transfer process. All such meetings of the working committees shall be conducted at Hana’s sole cost and expense.

4.4	Subcontractors

Hana may subcontract to any of its Representatives any of its obligations in respect of the Development with the consent of INEX, such consent not to be unreasonably withheld or delayed; provided however, that Hana shall be responsible for the performance of its Representatives and shall remain fully responsible and obligated to INEX for all activities undertaken by its Representatives.

Article 5 COMMERCIALIZATION OBLIGATIONS

5.1	Regulatory Compliance

All Commercialization activities in respect of each Product shall be conducted by Hana in compliance with Regulatory Requirements.

5.2	Marqibo Trade-mark

5.2.1	The Parties acknowledge that INEX has taken all necessary, and has caused its wholly owned Affiliate to take all steps necessary to assign to Hana all applications for trade-mark and all registered trade-marks for Marqibo in all jurisdictions within the Territory.

5.2.2	Except as provided herein, Hana at its sole cost and expense, shall be responsible for the selection, registration and maintenance of all other trademarks which it employs in connection with each Product in the Territory and shall own and control such trademarks during the term of this Agreement and following its termination or expiration.

5.3	Labeling and Patent Marking

The Product shall be packaged by Hana and labeled in a manner consistent with the requirements of the Regulatory Authorities in the country in which it will be sold, and where legally permissible, shall identify any applicable Patents consistent with any patent marking requirements.

5.4	Commercialization Efforts

In each country in the Territory in which a Product has received Regulatory Approval, Hana, directly or through its permitted Representatives, shall use Commercially Reasonable Efforts to Commercialize the Product.

5.5	Consequence of No Sales

5.5.1	In addition to the terms of Section 5.4, Hana shall be deemed to have breached its obligation to use Commercially Reasonable Efforts in conducting marketing of a Product in any country in the Major Markets if, for a continuous period of one hundred and eighty (180) days at any time following launch of commercial sales of the Product in any such country in the Major Markets, no sales of the Product are made in the ordinary course of business in such country by Hana, an Affiliate, a Licensee or a Sublicensee, unless:

(a)	The Parties mutually agree it is to their mutual benefit to delay commercial sales of Product in such country; or

(b)	Hana is prevented, restricted, interfered with or delayed in making such sales by reason of a cause beyond Hana’s reasonable control and can demonstrate same to INEX;

in which event such period shall be extended by (i) the period of delay mutually agreed upon or (ii) by the period of Hana’s inability, provided that Hana uses its Commercially Reasonable Efforts to avoid or remove the cause of such inability.

5.5.2	If Hana breaches its obligation set forth in Section 5.5.1:

(a)	INEX shall be entitled to terminate all rights granted to Hana in the Definitive Agreements in respect of each such Product in such country in the Major Markets by written notice to Hana in the event that Hana is in default of its obligations under Section 5.5.1 and fails to remedy such default within sixty (60) days after notice thereof by INEX;

(b)	All Licenses and Sublicenses granted by Hana in respect of such Product in such country in the Major Markets shall forthwith terminate upon the effective date of termination in Section 5.5.2(a); and

(c)	Hana shall continue to be bound by and shall comply with Sections 14.6, 14.8, and any other Sections which are intended to survive any termination of rights under this Agreement.

5.6	Reports

Hana shall report to INEX on the status and progress of Hana’s efforts under this Section 5.6 as follows:

5.6.1	Hana shall deliver to INEX within thirty (30) days after the end of each Calendar Quarter reports setting forth in general terms, reasonably sufficient for evaluation of the diligence obligations contained herein, the efforts Hana has made to Commercialize the Product during the year, including any significant adverse developments, and any plans for or occurrences of any commercial sales of the Product in any jurisdiction and a summary of the efforts it intends to make in the upcoming year(s) on these matters. Hana shall consider any INEX input and comments related to Hana’s plan for the upcoming year(s), provided that it is understood that Hana shall have final decision making responsibility for such plans.

5.6.2	To the extent that such could not be appropriately communicated to INEX in accordance with Section 5.6.1, Hana shall keep INEX informed in a timely manner of significant developments in Hana’s (and its Affiliates’, Licensees’ and Sublicensees’, as the case may be) progress of its efforts to Commercialize the Product, including without limitation, any significant adverse developments, and any plans for or occurrences of any commercial sales of the Product in any jurisdiction.

Article 6 PRODUCT SAFETY AND REGULATORY COMPLIANCE

6.1	Regulatory Responsibilities

6.1.1	Hana shall use its Commercially Reasonable Efforts to ensure that none of its Representatives who participate in any Development activities:

(a)	is or has been suspended, debarred or disqualified by the FDA;

(b)	has been convicted of any offence that would form the basis for any suspension, disqualification or debarment; or

(c)	is or has been subject to any proceedings for the suspension, disqualification or debarment.

6.1.2	Upon the re-activation and/or transfer by INEX to Hana of the NDA or IND, as the case may be, in respect of each Product, Hana shall be responsible for using Commercially Reasonable Efforts to maintain and fulfill all Regulatory Requirements with respect to such Product that are imposed upon Hana as the holder of Regulatory Submissions and Regulatory Approvals.

6.1.3	Hana and/or its Representatives’ Manufacturing, shipping and distribution of Material for clinical and commercial use shall be done in accordance with applicable specifications and Regulatory Requirements. Hana shall maintain and shall require its Representatives who receive, handle, store, ship or distribute Product to maintain a record retention policy consistent with cGMP and Regulatory Requirements, and to maintain records with sufficient detail to facilitate traceability in the event of recalls or voluntary withdrawals of Product.

6.1.4	In respect of each Product, Hana will use Commercially Reasonable Efforts to make such changes as reasonably necessary to the master production record, specifications, procedures, processes, Materials, facilities, equipment or any matter utilized by Hana under this Agreement or contained or reference in documents submitted to Regulatory Authorities to meet new Regulatory Requirements and guidelines in the Territory.

6.2	Pharmacovigilance

6.2.1	Upon the transfer, by INEX to Hana of the INDs for Sphingosomal Vinorelbine and Sphingosomal Topotecan, and the NDA for Sphingosomal Vincristine, Hana shall be responsible for, in respect of each such Product, performing Pharmacovigilance in respect of all pre-Regulatory Approval Clinical Activities and all post-Regulatory Approval Product safety monitoring in accordance with Regulatory Requirements, in addition to all other Regulatory Activities for which Hana is responsible.

6.2.2	For as long as Material sourced, Manufactured or quality released by INEX remains available for use in approved clinical trials, Hana shall:

(a)	inform INEX within five (5) Business Days of any complaint received or regulatory action taken in respect of such Material and shall seek INEX’s opinion before passing judgment on the quality of such Material to any Third Party; and

(b)	provide INEX with a copy(ies) of all documentation provided to and received from Regulatory Authorities in respect of such complaint or Adverse Drug Event, within one (1) Business Day of sending or receiving same.

6.3	Recalls and Product Withdrawals

6.3.1	If either Party is required or requested by any Regulatory Authority to recall or withdraw any Clinical Trial Material for any reason, or should either Party decide voluntarily to withdraw any Clinical Trial Material:

(a)	the Party in whose name the applicable IND file is registered will be responsible for coordinating such recall or product withdrawal;

(b)	Hana shall pay the costs and expenses of such recall or product withdrawal, subject to recovery of some or all of same in accordance with the terms of Section 6.3.2;

(c)	Unless INEX is liable for such costs and expenses in accordance with the terms of Section 6.3.2, Hana will remain responsible to INEX for payment of all services in respect of the Manufacture and supply of Material; and

(d)	Both Parties will cooperate fully with one another in connection with any such recall or product withdrawal.

6.3.2	If a recall or product withdrawal is due to INEX’s negligence, willful misconduct or breach of this Agreement or of the Service Agreement, INEX will reimburse Hana for all of Hana’s reasonable costs and expenses actually incurred by Hana in connection with the recall or product withdrawal, including any Service fees and expenses associated with the supply of the Product recalled or withdrawn, costs of retrieving Product already delivered to customers, costs and expenses Hana is required to pay for notification, shipping and handling charges, destruction or return of the defective Product or otherwise and such other reasonable costs as may be reasonably related to the recall or product withdrawal.

6.3.3	If the Parties are unable to agree on whether or not a recall or product withdrawal is due to INEX’s negligence, willful misconduct or breach of this Agreement, either Party may refer the matter for resolution pursuant to Article 13.

6.3.4	Notwithstanding any expiration or early termination of this Agreement, the provisions of Sections 6.2 and 6.3 shall continue to apply for as long as any Product containing Material that was sourced, Manufactured or quality released by INEX remains available for use in approved clinical trials.

Article 7 INTELLECTUAL PROPERTY RIGHTS

7.1	Injunctive Relief

Each Party acknowledges the competitive and technical value and the sensitive and confidential nature of the Confidential Information, and agrees that monetary Damages alone will be inadequate to protect the other Party’s interests against any actual or threatened material breach of Article 10 of this Agreement. Accordingly, each Party consents to the granting of specific performance and injunctive or other equitable or other relief to the other Party in respect of any actual or threatened breach of Article 10 of this Agreement, without proof of actual Damages. These specific remedies are in addition to any other remedy to which the Parties may be entitled at law or in equity.

7.2	INEX Title

The Parties hereby acknowledge and agree that to the best of the knowledge of INEX, INEX owns any and all right, title and interest in and to the Patents and Technology subject only to:

7.2.1	the assignments granted to Hana under this Agreement;

7.2.2	the license granted to Hana under this Agreement;

7.2.3	the rights of the BCCA (including royalty obligations) under the BCCA Agreements, in respect of the BCCA Patents; and

7.2.4	the rights of MD Anderson (including annual fee and royalty obligations) under the MD Anderson License in respect of the MD Anderson Patents.

7.3	Ownership of Pre-existing Intellectual Property Rights

The Parties hereby acknowledge and agree that, except as otherwise provided in, and subject to the terms and conditions of the Definitive Agreements and this Agreement, any Intellectual Property Rights owned by either Party and by MD Anderson prior to the Effective Date of the Definitive Agreement shall remain owned by such Party and by MD Anderson.

7.4	Ownership of Future Intellectual Property Rights

7.4.1	Subject to the Non-Competition Terms and any Notice of Abandonment that INEX or Hana may issue in respect of any Intellectual Property Rights related to the Products, all right, title and interest in and to any and all Intellectual Property Rights that arise after the effective date of this Agreement and are related to the Products shall be owned as follows:

(a)	MD Anderson and Hana shall be the joint owners of any patents and patent applications filed after the effective date of this Agreement that claim priority to the Sarris Patents;

(b)	Hana shall be the exclusive owner of any patents and patent applications filed after the effective date of this Agreement that claim priority to the Thomas Patents; and

(c)	INEX shall be the exclusive owner of any patents and patent applications filed after the Effective Date of the Definitive Agreements that claim priority to the Licensed Patents.

regardless of which Person(s) created or invented the same.

(d)	All Intellectual Property Rights of INEX existing before the effective date of this Agreement and all Intellectual Property Rights developed by employees or agents of INEX or its Affiliate solely or joint with a Third Party after the effective date of this Agreement shall be and will remain the exclusive property of INEX, and subject to the grants of Sections 2.1 and 2.2. Notwithstanding any provisions to the contrary, this Agreement does not grant to Hana any right, title, or interest in or to any part or whole of the DHSM Patents referenced in Section 6.10 of the Transaction Agreement, for which an option to license has been granted to Hana;

(e)	Subject to Section 2.2, 7.4.1(a), 7.4.1(b), 7.4.1(c) and 7.4.1(d), all Intellectual Property Rights conceived and reduced to practice solely by employees or agents of Hana or its Affiliate relating to the Products shall be and remain the exclusive property of Hana and subject to the license grant of Section 2.2;

(f)	Subject to Sections 7.4.1(a), 7.4.1(b), 7.4.1(c) and 7.4.1(d), any Intellectual Property Rights developed jointly by one or more employees or agents of each of INEX and Hana or their Affiliates relating to the Products shall be owned exclusively by Hana, and subject to the license grant of Section 2.2; and

(g)	Each Party shall ensure that its Representatives who perform any portion of its obligations under this Agreement have entered into written agreements with such Party whereby such Representatives assign to such Party all ownership rights in any Intellectual Property Rights made or developed by such Representatives in the course of such work for such Party.

7.4.2	Each Party further agrees to execute, acknowledge and deliver to the requesting Party such other instruments of conveyance and transfer and will take such other actions and execute, acknowledge and deliver such other documents, certifications and further assurances as the requesting Party may reasonably require in order to: (i) vest more effectively in the requesting Party any rights transferred hereby, including but not limited to, obtaining registration or regulatory approval of any assets acquired or rights granted hereunder or derivative works thereof; or (ii) better enable the requesting Party to exercise the rights acquired by such Party hereunder. Each of the Parties hereto will cooperate with the other and execute and deliver to the other Party such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other Party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

7.4.3	Hana agrees that in negotiating any joint venture, collaborative research, development, Commercialization or other agreement(s) it may have with any Person other than INEX under which any Intellectual Property Rights related to the Products may arise after the effective date of this Agreement, Hana shall include in such agreements, provisions that provide for the assignment or license, as the case may be, of such Intellectual Property Rights by such Person(s) and their Representatives to INEX in accordance with Sections 7.4.1(a), 7.4.1(b), 7.4.1(c) and 7.4.1(d).

7.5	BCCA Patents

7.5.1	The Parties acknowledge that INEX has made Commercially Reasonable Efforts to obtain Aradigm’s consent to the assignment by INEX to Hana of the BCCA Patents and has discharged its obligation under Section 6.7(a) of the Transaction Agreement. If Aradigm indicates its willingness to consent to such assignment and if Aradigm and the Parties are able to agree upon the terms and conditions for such assignment, the Parties will amend this Agreement and enter into such other legal documents reasonably necessary to support the assignment of BCCA Patents to Hana.

7.5.2	Notwithstanding any expiration or termination of the Service Agreement dated April 3, 2007 between the Parties and notwithstanding that the assignment of BCCA Patents do not constitute IP Services as defined herein, Hana shall reimburse INEX’s out of pocket expenses, at cost, and INEX’s internal costs at the FTE Rate, for all activities agreed between Hana and INEX to facilitate the assignment of the BCCA Patents to Hana.

Article 8 PATENT PROSECUTION AND MAINTENANCE

8.1	IP Committee

The Parties will establish an IP committee (the “IP Committee”) comprised of an equal number of Representatives of each Party to coordinate patent prosecution and maintenance of the Patents. The IP Committee will conduct planning meetings as frequently as the Parties deem necessary. The primary method of meeting will be teleconference. The cost of conducting IP Committee meetings shall be allocated between the Parties pro-rata based on the combined average of each Party’s percentages of responsibilities set forth in each of the patent schedules attached to the Definitive Agreements.

8.2	Responsibility for Patent Prosecution and Maintenance

8.2.1	In respect of all patents and patent applications that are listed in Exhibits 1.1.9 and 1.1.54, Hana shall be responsible for:

(a)	the continued prosecution of any such pending patent applications to the issuance of the resulting patents;

(b)	the maintenance of all such issued Patents; and

(c)	the filing of additional patent applications for such Patents in any jurisdiction world-wide, including, without limitation, any continuations, continuations-in-part, divisionals, patents of addition, reissues, re-examinations and extensions of or substitutes therefore, which additional patent applications (and resulting patents) shall be automatically included in the Patents, and the provision of this Article 8 shall apply thereto.

All reasonable costs and expenses arising from Hana’s patent prosecution and maintenance shall be allocated between the Parties pro-rata based on the percentages set forth in Exhibits 1.1.9 and 1.1.54.

8.2.2	Notwithstanding the allocation of patent prosecution and maintenance costs set forth in this Section 8.2, if Hana requests IP Services from INEX in respect of any activities which would otherwise have been performed by Hana pursuant to Section 8.2.1, INEX shall be entitled to payment of IP Services in accordance with the provisions of Section 8.6 and the Service Agreement.

8.2.3	Hana shall be responsible for the prosecution of the pending patent applications included in the Patents in accordance with the responsibilities set forth in Section 8.2.1 and cost allocations set forth in Exhibits 1.1.9 and 1.1.54. The cost allocations set out in Exhibits 1.1.9 and 1.1.54 shall be subject to review and amendment by mutual agreement of the Parties on an annual basis on or before December 31 of each year during the Term. In the event that the parties cannot reach agreement on or before December 31, the matter will be resolved by arbitration in accordance with Article 13.

8.2.4	Hana shall diligently pursue the prosecution of all patent applications in accordance with the responsibilities set forth in Section 8.2.1 and cost allocations set forth in Exhibits 1.1.9 and 1.1.54 to issuance of the resulting patents and shall not abandon, withdraw or discontinue prosecution of any pending patent applications included in the Patents without first consulting with and obtaining the prior written consent of INEX, which consent shall not be withheld if the Parties agree that the issuance of a patent from such application is unlikely.

8.2.5	At the request of INEX, Hana shall diligently pursue and prosecute additional patent filings relating to the Patents and Technology in any jurisdiction worldwide in accordance with the responsibilities set forth in Section 8.2.1 and cost allocations set forth in Exhibits 1.1.9 and 1.1.54.

8.2.6	Either Party may request the other Party to file new patent applications, divisionals, provisionals, non-provisionals, continuations and continuations-in-part to ensure that Valid Claims on Patents remain pending. If the Party having primary responsibility for patent prosecution and maintenance decides not to meet such request, the requesting Party shall be entitled to, at the requesting Party’s election:

(a)	refer the matter to arbitration pursuant to Article 13; or

(b)	perform such filings and take such actions as it deems necessary and at its sole cost.

If the requesting Party elects not to refer the matter to arbitration, the other Party shall, at the sole cost of the requesting Party:

(c)	cooperate with the requesting Party to perform such filings and take such actions as may be required by the requesting Party if the requesting Party does not have standing to perform such filings and take such actions; or

(d)	grant the requesting Party a power-of-attorney to perform such filings and take such actions as may be required by the requesting Party;

to ensure that Valid Claims to Patents remain pending.

8.3	Consultation and Reporting

8.3.1	On a timely basis, Hana will consult with or instruct its patent agent(s) and/or patent counsel(s) to consult with INEX, and INEX will consult with or instruct its patent agent(s) and/or patent counsel(s) to consult with Hana, regarding the claims and any proposed amendments thereto of:

(a)	any Patents pending and issued; and

(b)	any additional patent applications to be included in the Patents;

to ensure that the scope of patent coverage is adequate for the uses of the Patents contemplated by each of Hana and INEX.

8.3.2	On a timely basis, Hana shall provide INEX with copies of the material correspondence and documents which Hana sends or receives in connection with the application, prosecution and maintenance of Patents.

8.3.3	Provided a Party has provided timely notice and copies of material correspondence to the other Party of any matter requiring any action relating to any application, prosecution or maintenance of the Patents, the Party providing timely notice shall not be found to be in breach of its obligations under this Article 8 if the other Party, its patent agent(s) and/or patent counsel(s) fail to consult with or provide written instructions to the Party providing timely notice, at least five (5) Business Days prior to any deadline including an extendible deadline, in respect of any action required for the application, prosecution or maintenance of the Patents.

8.4	Reports

On a quarterly basis, on or before the last day of each Calendar Quarter during the Term, each Party shall advise the other Party in writing of the material actions which each Party has undertaken concerning the application, prosecution and maintenance of the Patents.

8.5	Abandonment, Withdrawal or Discontinuance

8.5.1	Notwithstanding each Party’s obligation under Section 8.2, should either Party decide to:

(a)	discontinue pursuing one or more patent applications, patent protection or patent maintenance for one or more patents in relation to the Patents or any continuation, continuation-in-part, divisional, reissue, re-examination or extension thereof for any reason;

(b)	not pursue patent protection in relation to the Patents in any specific jurisdiction for any reason; or

(c)	discontinue or not pursue patent protection in relation to any further process, use or Product arising out of the Patents in any jurisdiction for any reason;

then such Party (the “Abandoning Party”) shall provide the other Party (the “Non-Abandoning Party”) with prior written notice of its decision to discontinue or not to pursue one or more patent applications, patent protection, or patent maintenance, in relation to the Patents (the “Notice of Abandonment”), and to provide sufficient detail to the other Party in sufficient time, such time not to be less than thirty (30) Business Days, to enable the other Party to file a patent application or continue pursuing an existing patent application in accordance with Section 8.5.5 or 8.5.7.

8.5.2	The Notice of Abandonment to be given by the Abandoning Party pursuant to Section 8.5.1 shall clearly identify the patent applications, patent protection, and/or patent maintenance for the Patents to be abandoned.

8.5.3	Each of the Parties agrees that notwithstanding any provision to the contrary in this Agreement, effective upon the date of the Non-Abandoning Party’s receipt of the Notice of Abandonment, the Abandoning Party shall lose all rights under:

(a)	the patent(s) and patent application(s) to which such Party’s Notice of Abandonment applies; and

(b)	any continuation, continuation-in-part, divisional, reissue, re-examination, or extension of or to the foregoing;

(any one of the above being the “Discontinued Patent”).

8.5.4	If Hana gives Notice of Abandonment to INEX pursuant to Sections 8.5.1 and 8.5.2 in respect of:

(a)	one or more of the Licensed Patents, this license shall be terminated with respect solely to such Discontinued Patent(s), and Hana shall forfeit the right to any and all uses of the Discontinued Patent(s) and Technology claimed in such Discontinued Patent(s). Exhibits 1.1.54 and 1.1.103 will be deemed to be amended to exclude such Discontinued Patent and Technology claimed in such Discontinued Patent from the grant of license contained herein

(b)	one or more of the Assigned Patents and INEX elects to continue to pursue any patent applications, patent protection and/or patent maintenance in relation to such Discontinued Patent in accordance with Section 8.5.5, Hana shall forfeit the right to any and all uses of such Discontinued Patent(s) and of the inventions and Technology claimed in such Discontinued Patent(s), and assign such Discontinued Patent(s) to INEX.

8.5.5	If Hana has given Notice of Abandonment to INEX pursuant to Sections 8.5.1 and 8.5.2, and INEX wishes to continue to pursue any patent applications, patent protection and/or patent maintenance in relation to Hana’s Discontinued Patent:

(a)	within ten (10) Business Days of INEX’s receipt of Hana’s Notice of Abandonment, INEX shall provide Hana with written notice of INEX’s intention to pursue any patent applications, patent protection and/or patent maintenance in relation to Hana’s Discontinued Patent;

(b)	Hana shall relinquish patent prosecution and maintenance of Hana’s Discontinued Patent and INEX shall assume patent prosecution and maintenance of same, at INEX’s sole cost and expense; and

(c)	notwithstanding the Non-Competition Terms, INEX shall have the exclusive right to use Hana’s Discontinued Patent and inventions claimed in Hana’s Discontinued Patent, in the Hana Field.

8.5.6	If INEX gives Notice of Abandonment to Hana pursuant to Sections 8.5.1 and 8.5.2 in respect of:

(a)	one or more of the Licensed Patents, and Hana elects to continue to pursue any patent applications, patent protection and/or patent maintenance in relation to such Discontinued Patent in accordance with Section 8.5.7, INEX shall forfeit the right to any and all uses of the Discontinued Patent(s) and inventions claimed in any Discontinued Patent(s), and shall assign such Discontinued Patent(s) to Hana.

(b)	one or more of the Assigned Patents, Hana’s grant of a license to INEX shall be terminated with respect solely to the Discontinued Patent(s), and INEX shall forfeit the right to any and all uses of the Discontinued Patent(s) and Technology claimed in such Discontinued Patent(s). Exhibits 1.1.9 and 1.1.103 will be deemed to be amended to exclude such Discontinued Patent(s) and Technology claimed in such Discontinued Patent(s) from the grant of the license to INEX contained herein.

8.5.7	If INEX has given Notice of Abandonment to Hana pursuant to Sections 8.5.1 and 8.5.2 and Hana wishes to continue to pursue any patent applications, patent protection and/or patent maintenance in relation to INEX’s Discontinued Patent:

(a)	within ten (10) Business Days of Hana’s receipt of INEX’s Notice of Abandonment, Hana shall provide INEX with written notice of Hana’s intention to pursue any patent applications, patent protection and/or patent maintenance in relation to INEX’s Discontinued Patent, at Hana’s sole cost and expense; and

(b)	notwithstanding the Non-Competition Terms, Hana shall have the exclusive right to use INEX’s Discontinued Patent and the inventions claimed in INEX’s Discontinued Patent, outside the Hana Field.

8.5.8	Either Party may request the other Party to perform such other Party’s responsibilities set forth in Sections 8.2.1 or 8.2.2, as the case may be, in respect of a particular patent or patent application. If the Party bearing such responsibility is unwilling or unable to perform its responsibility in a timely manner, the Party requesting performance in respect of such patent or patent application may, with three (3) days prior written notice, perform the particular activity(ies) requested in respect of such patent or patent application. The Party unwilling or unable to perform its responsibility shall pay all reasonable costs and out-of-pocket expenses actually incurred by the requesting Party to perform the particular activity(ies) requested, within thirty (30) days of the non-performing Party’s receipt of the performing Party’s invoice for such costs and out-of-pocket expenses. For the purposes of this Section 8.5.8, reasonable costs shall be calculated using the FTE Rate set forth in the Service Agreement, regardless of the Party performing the activity(ies), and notwithstanding any termination of the Service Agreement.

8.6	Costs of Patent Application, Prosecution and Maintenance

8.6.1	Commencing from the date that an Abandoning Party has lost all entitlement to a Discontinued Patent, such Abandoning Party shall not be required to share in any costs (and services fees if INEX is the Abandoning Party) associated with the application, prosecution, and/or maintenance of any Patents in the Discontinued License Patent.

8.6.2	Subject to Section 8.6.1, and notwithstanding any termination of the Service Agreement, for as long as INEX continues to perform at Hana’s request, the activities required for intellectual property portfolio management and all associated activities including, without limitation, patent application, filing, prosecution and maintenance, and payment of all government and legal fees required to apply for, prosecute and maintain the Patents described in Section 8.2.1 (the “IP Services”), Hana, its successors, assigns or any Person(s) who acquires any interest in any of the Patents and Technology will jointly and severally be responsible for paying INEX:

(a)	[*] of all reasonable out-of-pocket costs, including, without limitation, filing fees, fees for external counsel(s), patent agent(s), contractors, travel, and lodging expenses incurred by INEX to provide IP Services; and

(b)	[*] of the personnel costs incurred by INEX, calculated at INEX’s FTE Rate, pro rated to reflect the actual time employees, contractors or consultants of INEX spend providing IP Services; provided however, that on each anniversary of the Effective Date of the Definitive Agreements, the FTE Rate shall be adjusted by a percentage equal to the percentage change in the Consumer Price Index (All Items) for the province of British Columbia for the twelve (12) month period ending with December of the calendar year immediately preceding such anniversary date; and

(c)	[*] of all out-of-pocket costs and [*] of all personnel costs incurred by INEX to provide IP Services in respect of any Discontinued Patent which Hana has elected to continue pursuing patent protection, pursuant to Section 8.5.5.

8.6.3	INEX will invoice Hana monthly for all costs set forth in Section 8.6.2, plus all applicable taxes thereon, on or before the 30th day after the end of the month in which the IP Services were rendered and/or expenses incurred; provided however, that any out-of-pocket costs incurred which are not captured in any invoice may be captured in subsequent invoices. Hana will pay all amounts due and payable hereunder in full in Dollars to INEX within thirty (30) days of the date of each such invoice, by cheque or wire transfer to the account specified by INEX.

8.6.4	Notwithstanding Section 8.6.3, during the Term, INEX shall not combine Hana’s payment obligations for IP Services under the Service Agreement together with Hana’s payment obligations under this Section 8.6 to recover from Hana, its successors, assigns or any Person(s) who acquires any interest in any of the Patents and Technology, more than the total monthly costs set forth in Section 8.6.2 in any given month.

8.6.5	Hana shall be responsible for prosecuting and maintaining the MD Anderson Patents and for payment of all costs associated therewith. If INEX exercises its rights under Section 2.2.1 to either the Sarris Patents and/or the Thomas Patents, INEX shall be responsible for ten percent (10%) of the cost of Hana’s prosecution and maintenance of the Sarris Patents and/or the Thomas Patents, as applicable.

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8.7	Late Payments

Any payment due under Section 8.6 that is not paid on or before the date such payment is due shall bear interest at a rate equal to the lesser of:

8.7.1	the Prime Rate(s) during the period of late payment plus [*] interest compounded monthly; or

8.7.2	the maximum rate permitted by law;

calculated based on the number of days that payment is delinquent until full payment has been made.

8.8	Co-operation

Each Party agrees to obtain the co-operation of its Representatives in the assignment of any Intellectual Property Rights addressed by this Agreement, as well as in the preparation, filing, and prosecution of any patent application or registrations which may arise under this Agreement. Such co-operation shall include:

8.8.1	making available to the other Party or such other Party’s Representatives whom the other Party in its reasonable judgment deems necessary in order to assist it in obtaining patent protection of the Patents; and

8.8.2	executing and causing its Representatives to execute all legal documents reasonably necessary to support the assignment, filing, prosecution and maintenance of said Patents.

Article 9 INFRINGEMENT PROCEEDINGS

9.1	Limits

Except as expressly set out in this Agreement, nothing in this Agreement shall be construed as:

9.1.1	an obligation by Hana or INEX to bring or prosecute or defend actions or suits against Third Parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights; or

9.1.2	the conferring by Hana or INEX of the right to use in advertising or publicity the name of Hana or INEX or their respective trademarks.

9.2	Conduct of Infringement Proceedings

Notwithstanding Section 9.1, in the event of:

9.2.1	an alleged infringement by a Third Party of the Patents or Technology or of any right with respect to the Patents or Technology by the manufacture, sale, services or use of products derived from the Patents or Technology in the Hana Field; or

9.2.2	any complaint by Hana alleging any infringement by a Third Party with respect to the Patents or Technology or to any right with respect to the Patents or Technology by the manufacture, sale, service or use of products derived from the Patents or Technology in the Hana Field;

the following shall apply:

9.2.3	Hana shall have the first right, in its sole discretion, and at its sole expense, to prosecute or defend such litigation;

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9.2.4	if Hana does not take steps to prosecute or defend such litigation within thirty (30) days after receipt of notice thereof, INEX may take such legally permissible action as it deems necessary or appropriate to prosecute such litigation or defend such litigation at its own expense, but shall not be obligated to do so;

9.2.5	the Party prosecuting or defending such litigation (in this Article, the “Litigating Party”) shall have the right to control such litigation and shall bear all legal expenses (including court costs and legal fees), including settlement thereof provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a Party pursuant to this Section 9.2 may be entered into without the consent of the other Party if such settlement would require the other Party to be subject to an injunction or to make a monetary payment or would restrict the claims in or admit any invalidity of any Patents or significantly adversely affect the rights of the other Party to this Agreement (the “Non-litigating Party”). By way of example and not by way of limitation, there shall be no right of the Litigating Party to stipulate or admit to the invalidity or unenforceability of any Patents. Before any action is taken by the Litigating Party which could abridge the rights of the Non-litigating Party hereunder, the Parties agree to, in good faith, consult with a goal of adopting a mutually satisfactory position;

9.2.6	the Non-litigating Party agrees to co-operate reasonably in any such litigation to the extent of executing all necessary documents, supplying essential documentary evidence and making essential witnesses then in its employment available and to vest in the Litigating Party the right to institute any such suits, so long as all the direct or indirect costs and expenses of bringing and conducting any such litigation or settlement shall be borne by the Litigating Party, provided that INEX and Hana shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any Party. Any excess amount remaining after satisfaction of the Parties’ recovery of their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any Party (the “Excess Amount”) shall be shared between Hana and INEX on the same basis as set forth in Sections 3.1, 3.2 and 3.3 with respect to Royalties from Net Sales of Product in the applicable jurisdiction; provided however, that any Excess Amount in the form of punitive Damages shall be shared between Hana and INEX in proportion to each Party’s contribution to litigation expenses. In the event a settlement or consent judgement does not distinguish between the forms of Damages payable by the Third Party, and Hana and INEX cannot agree on what portion, if any, of the Excess Amount constitutes punitive Damages, the Parties will refer the matter to arbitration in accordance with Article 13;

9.2.7	the Litigating Party shall keep the Non-litigating Party fully informed of the actions and positions taken or proposed to be taken by the Litigating Party on behalf of itself or a licensee or sublicense (including Licensee or Sublicensee) and actions and positions taken by all other parties to such litigation; and

9.2.8	in the event that INEX prosecutes or defends such litigation, Hana may elect to participate formally in the litigation to the extent that the court may permit, but any additional expenses generated by such formal participation shall be paid by Hana (subject to the possibility of recovery of some or all of such additional expenses as described in Section 9.2.6 or from such other parties to the litigation).

9.3	Breach of Confidence Proceedings

In the event of an alleged breach of confidentiality respecting Confidential Information or any Third Party use of Confidential Information, Hana and INEX agree that they shall reasonably cooperate to enjoin such Third Party’s use of such Confidential Information, and take such other action as a Party with regard to its own Confidential Information may deem appropriate, at law or in equity.

9.4	Defense of Infringement Proceedings

9.4.1	If any complaint alleging infringement or violation of any patent or other proprietary rights is made against Hana, its Affiliate, Licensee or Sublicensee with respect to the Manufacture, use or sale of a Product, the following shall apply:

(a)	Hana shall promptly notify INEX in writing upon receipt of any such complaint setting out full details thereof and shall keep INEX fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by Hana (on behalf of itself, a Licensee or a Sublicensee);

(b)	if such complaint gives rise to an indemnification obligation under any of the Definitive Agreements in favor of Hana (or its Affiliate or Licensee or Sublicensee) on the part of INEX, then INEX shall defend such suit and all costs and expenses incurred by Hana (or any Affiliate or Licensee or Sublicensee) in investigating, resisting, litigating and settling such a complaint, including the payment of any award of Damages and/or costs to any Third Party, shall be paid by INEX;

(c)	if such complaint does not give rise to an indemnification obligation under the Definitive Agreements in favor of Hana on the part of INEX, then Hana shall have the right but not the obligation to defend such suit and all costs and expenses incurred by Hana (or any Affiliate or Licensee or Sublicensee) in investigating, resisting, litigating and settling such a complaint, including the payment of any award of Damages and/or costs to any Third Party, shall be paid by Hana (or any Affiliate or Licensee or Sublicensee, as the case may be); and

(d)	in any event, INEX and Hana shall assist one another and cooperate in any such litigation at each Party’s own expense.

9.4.2	If any complaint alleging infringement or violation of any patent or other proprietary rights is made against INEX, its Affiliate, licensee or sublicensee with respect to the Manufacture, use or sale of a Product, the following procedure shall apply:

(a)	INEX shall promptly notify Hana in writing upon receipt of any such complaint setting out full details thereof and shall keep Hana fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by INEX;

(b)	if such a complaint gives rise to an indemnification obligation under the Definitive Agreements in favor of INEX on the part of Hana, then Hana shall defend such suit and all costs and expenses incurred by INEX (or its Affiliate) in investigating, resisting, litigating and settling such a complaint, including the payment of any award of Damages and/or costs to any Third Party, shall be paid by Hana;

(c)	if such complaint does not give rise to an indemnification obligation under the Definitive Agreements in favor of INEX on the part of Hana, then INEX shall have the right but not the obligation to defend such suit and all costs and expenses incurred by INEX (or its Affiliate) in investigating, resisting, litigating and settling such a compliant, including the payment of any award of Damages and/or costs to any Third Party, shall be paid by INEX;

(d)	in any event, INEX and Hana shall assist one another and cooperate in any such litigation at each Party’s own expense.

9.4.3	With regard to costs and expenses incurred by Hana (or any Licensee or Sublicensee) under Sections 9.4.1(c) or 9.4.2(b) in investigating, resisting, litigating and settling such a complaint, including the payment of any award of Damages and/or costs to any Third Party (the “Offset Amount”), but not including any punitive award (the “Punitive Amount”), Hana (or any Licensee or Sublicensee) shall be entitled to offset or credit [*] of the Offset Amount against future payments otherwise due INEX as set forth in Section 3.7.1. With regard to any Punitive Amount (eg. willful infringement), the same is not included in the Offset Amount and is not to be offset or credited against future payments due INEX.

9.4.4	In the event a complaint is made under either of Sections 9.4.1 or 9.4.2, no settlement or consent judgment or other voluntary final disposition may be entered into without the consent of the other Party if such settlement would require the other Party to be subject to an injunction or to make a monetary payment or would restrict the claims in or admit any invalidity of any Patents or significantly adversely affect the rights of the other Party.

9.5	Co-operation with Other Licensees

Hana acknowledges that INEX may grant rights to its other sublicensees in respect of fields outside of the Hana Field similar to those granted to Hana under Sections 9.2, 9.3, 9.4 and this Section 9.5. If INEX grants such rights to its other sublicensees, in the event of any litigation in respect of:

9.5.1	fields outside of the Hana Field that may reasonably affect Hana’s use of the Patents or Technology in the Hana Field or the Manufacture, use or sale of Product by Hana; or

9.5.2	the Hana Field that may reasonably affect INEX or one or more of INEX’s sublicensee’s use of the Patents or Technology outside the Hana Field or the manufacture, use or sale of products outside the Hana Field by INEX or one or more other such sublicensee(s);

then INEX, Hana and such other sublicensees will use good faith efforts to determine jointly the course of action, if any, necessary or appropriate to prosecute or defend the litigation. INEX will use reasonable efforts to include in its sublicense agreements, provisions that allow the participation of Hana as contemplated herein.

48	*Confidential Treatment Requested.

Article 10 CONFIDENTIAL INFORMATION AND PUBLICATION

10.1	Treatment of Confidential Information

Each Party agrees:

10.1.1	to keep and use in strict confidence all Confidential Information of the other Party that each Party acquires, sees, or is informed of, as a direct or indirect consequence of this Agreement and to not, without the prior written consent of the other Party, disclose any such Confidential Information or recollections thereof to any Person other than its Representatives who are under an obligation of confidentiality on terms substantially similar to those set out in this Agreement, who have been informed of the confidential nature of the Confidential Information and who require such information in connection with the performance of this Agreement;

10.1.2	that all copies, duplicates, reproductions, translations or adaptations of any Confidential Information of the other Party made hereunder shall be clearly labeled as confidential; and

10.1.3	to take all reasonable steps to prevent material in its possession that contains or refers to Confidential Information of the other Party from being discovered, used or copied by Third Parties and that it shall use reasonable steps to protect and safeguard all Confidential Information of the other Party in its possession from all loss, theft or destruction.

10.2	Permitted Disclosures

Notwithstanding anything to the contrary contained in this Agreement, each Party will be permitted to disclose Confidential Information received from the other Party:

10.2.1	where in the reasonable and unqualified opinion of the receiving Party’s legal counsel, disclosure is required to be made under:

(a)	the securities laws of any relevant jurisdiction, including the receiving Party’s jurisdiction of incorporation or a jurisdiction in which the receiving Party’s securities are traded on a stock exchange; or

(b)	such disclosure is required to be made by the receiving Party or its Representatives under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by an administrative body or government authority;

provided that:

(c)	the receiving Party shall immediately notify the disclosing Party prior to any such disclosure and the disclosing Party shall have been given the opportunity where possible to oppose such disclosure by the receiving Party by seeking a protective order or other appropriate remedy, or to waive compliance with the provisions of this Agreement;

(d)	the receiving Party or its Representatives, as the case may be, shall disclose only that portion of the information legally required to be disclosed, and

(e)	the receiving Party or its Representatives, as the case may be, will exercise all reasonable efforts to maintain the confidential treatment of the information; and

10.2.2	to Third Party contractors or collaborators to facilitate or carry out the Parties’ performance of their respective activities under this Agreement, provided that such Third Parties enter into an agreement with such Party which contains confidentiality provisions substantially the same as those set forth herein.

10.3	Liability for Representatives

Each Party will maintain a list of all Representatives to whom it has disclosed Confidential Information and will be responsible for the failure by any of its Representatives to maintain the confidence of any Confidential Information of the other Party in accordance with the terms of this Article.

10.4	Publications Generally

The following restrictions shall apply with respect to the disclosure in conferences, scientific journals or publications by any Party or Representative of any Party relating to the inventions contained in the Patents and the Technology or to the activities or results of the Development by Hana of any Product:

10.4.1	at least thirty (30) days before any proposed submission is submitted and any proposed publication is published by a Party (the “Publishing Party”), such Publishing Party shall provide the other Party with an advance copy of any such proposed submission or proposed publication, as the case may be, before any other disclosure of same and such other Party shall have a reasonable opportunity to recommend any changes it reasonably believes are necessary to preserve Intellectual Property Rights or Confidential Information belonging in whole or in part to INEX or Hana, and the incorporation of such recommended changes shall not be unreasonably refused; and

10.4.2	if such other Party informs the Publishing Party, within thirty (30) days after receipt of an advance copy of a proposed publication, that such publication in its reasonable judgment could be expected to have a material adverse effect on any Intellectual Property Rights or Confidential Information belonging in whole or in part to INEX or Hana, the Publishing Party shall delay or prevent such publication as proposed. In the case of inventions, the delay shall be sufficiently long to permit the timely preparation and filing of a patent application(s) or application(s) for a certificate of invention on the information involved but not more than ninety (90) days.

10.5	No Limitation on Regulatory Compliance

Nothing in this Agreement shall be construed as preventing or in any way inhibiting Hana from complying with statutory and regulatory requirements governing the Development, Manufacture, use and sale or other distribution of Product in the Territory in any manner which it reasonably deems appropriate, including, for example, by disclosing to Regulatory Authorities Confidential Information or other information received from INEX.

10.6	Return of Confidential Information

Except as required to comply with Regulatory Requirements, within thirty (30) days of receipt of a written request from the disclosing Party, the receiving Party will return to the disclosing Party or destroy, at the disclosing Party’s sole discretion, all Confidential Information of the disclosing Party, including all such information that is electronically stored by the receiving Party, all reproductions thereof and all samples of materials in the form provided by the disclosing Party to the receiving Party, in the receiving Party’s possession or control and confirm such destruction or delivery to the disclosing Party in writing, as applicable.

Article 11 REPRESENTATIONS AND WARRANTIES

11.1	Hana Representations and Warranties

Hana hereby represents and warrants to INEX that, as of the effective date of this Agreement:

11.1.1	Hana is a corporation duly organised, existing, and in good standing under the laws of Delaware and has the power, authority, and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorised by all requisite corporate proceedings;

11.1.2	the execution, delivery and performance by Hana of this Agreement do not contravene or constitute a default under any provision of applicable law or its articles or by-laws (or equivalent documents) or of any judgment, injunction, order, decree or other instrument binding upon Hana;

11.1.3	all licenses, consents, authorizations and approvals, if any, required for the execution, delivery and performance by Hana of this Agreement have been obtained and are in full force and effect and all conditions thereof have been complied with, and no other action by or with respect to, or filing with, any governmental authority or any other Person is required in connection with the execution, delivery and performance by Hana of this Agreement;

11.1.4	this Agreement constitutes a valid and binding agreement of Hana, enforceable against Hana in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency; moratorium or creditors’ rights generally;

11.1.5	the execution, delivery and performance by Hana of this Agreement do not and will not conflict with or result in a material breach of any of the terms and provisions of any Third Party agreement of Hana entered into as of the effective date of this Agreement;

11.1.6	Hana is not aware of any impediment, including without limitation any Third Party agreement of Hana, which would prevent Hana from performing its obligations under this Agreement;

11.1.7	Hana will not enter into any Third Party agreement after the effective date of this Agreement which, in any way, will prevent Hana from performing all of the obligations hereunder;

11.1.8	the authorized capital of Hana consists of 100,000,000 shares of Common Stock, of which 29,295,117 shares are issued and outstanding as of March 30, 2007, and

10,000,000 shares of preferred stock, par value $0.001 per share, none of which is issued and outstanding. All of such issued and outstanding shares of Common Stock have been validly issued and are outstanding as fully paid and non-assessable;

11.1.9	the issuance of the Common Stock has been duly authorized by all necessary action on the part of Hana and no further action is required by Hana or its board of directors or shareholders to complete the issuance of the Common Stock;

11.1.10	the Common Stock, when issued, will be duly and validly issued, fully paid and non-assessable and will be free and clear of all liens, charges, encumbrances and any rights of others. Hana has reserved from its duly authorized capital stock a number of shares sufficient to meet its obligations to issue the Common Stock hereunder;

11.1.11	no consent, approval, authorization or other order of any governmental authority is required to be obtained by Hana in connection with the authorization and issuance of Common Stock, except for such registrations, filings or notices as have been made or as may be required to be made pursuant to U.S. or Canadian securities laws;

11.1.12	subject to: (i) INEX’s representation and warranty set forth in Section 11.2.8; and (ii) the completion of the assignment of the MD Anderson Patents by INEX to Hana, and to the best of the knowledge of Hana without independent investigation or inquiry of any kind, Hana holds the entire right title and interest in and to the Assigned Patents, free and clear of all encumbrances and Hana has the right and power to grant on an exclusive and non-exclusive basis, as the case may be, the licences granted to INEX under this Agreement without consent of any Third Party that may claim any such interest through Hana, including, without limitation, any secured creditor of Hana

11.1.13	subject to INEX’s representation and warranty set forth in Section 11.2.9; and subject to the completion of the assignment of the MD Anderson Patents by INEX to Hana, to the best of the knowledge of Hana without independent investigation or inquiry of any kind, all the Assigned Patents are validly subsisting and all maintenance fees and similar annuity payments have been made in each of the jurisdictions requiring such payments; and

11.1.14	Subject to INEX’s representation and warranty set forth in Section 11.2.12, and without independent investigation or inquiry of any kind, except for the Intellectual Property Rights described in this Agreement, Hana neither owns nor controls any Intellectual Property Rights that would be required by INEX in order to make, have made, use, sell, offer for sale, import, and have imported Products outside the Hana Field in the Territory.

11.2	INEX Representations and Warranties

INEX warrants and represents to Hana that, as of the effective date of this Agreement:

11.2.1	INEX is a corporation duly organised, existing, and in good standing under the laws of British Columbia and has the power, authority, and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorised by all requisite corporate proceedings;

11.2.2	the execution, delivery and performance by INEX of this Agreement do not contravene or constitute a default under any provision of applicable law or its articles or by-laws (or equivalent documents) or of any judgment, injunction, order, decree or other instrument binding upon INEX;

11.2.3	all licenses, consents, authorizations and approvals, if any, required for the execution, delivery and performance by INEX of this Agreement have been obtained and are in full force and effect and all conditions thereof have been complied with, and no other action by or with respect to, or filing with, any governmental authority or any other Person is required in connection with the execution, delivery and performance by INEX of this Agreement;

11.2.4	this Agreement constitutes a valid and binding agreement of INEX, enforceable against INEX in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or creditors’ rights generally;

11.2.5	the execution, delivery and performance by INEX of this Agreement do not and will not conflict with or result in a material breach of any of the terms and provisions of any Third Party agreement of INEX entered into as of the effective date of this Agreement;

11.2.6	INEX is not aware of any impediment, including without limitation any Third Party agreement, which would prevent INEX from performing its obligations under this Agreement;

11.2.7	INEX will not enter into any Third Party agreement after the effective date of this Agreement which, in any way, will limit its ability to perform all of the obligations hereunder;

11.2.8	to the best of the knowledge of INEX, INEX holds the entire right title and interest in and to the Patents and Technology, free and clear of all encumbrances and INEX has the right and power to grant:

(a)	on an exclusive basis, the licences granted to Hana under this Agreement without consent of any Third Party that may claim any such interest through INEX, including, without limitation, any secured creditor of INEX; and

(b)	the assignments granted to Hana under this Agreement, and INEX has obtained the consent of all Third Parties from whom consent to such assignments is required;

11.2.9	to the best of the knowledge of INEX, all the Patents are validly subsisting and all maintenance fees and similar annuity payments have been made in each of the jurisdictions requiring such payments;

11.2.10	to the best of the knowledge of INEX, all statements contained in any applications for the registration of the Patents were true and correct as of the date of such applications;

11.2.11	except for the Intellectual Property Rights described in this Agreement, INEX neither owns nor controls any Intellectual Property Rights that would be required by Hana in order to make, have made, use, sell, offer for sale, import, and have imported Products in the Hana Field in the Territory; and

11.2.12	to the actual knowledge of INEX, without independent investigation or inquiry, the rights to the Patents and Technology granted by INEX pursuant to this Agreement, are all of the Intellectual Property Rights necessary for Hana to make, have made, use, sell, offer for sale, import, and have imported Products in the Hana Field within the Territory, without any infringement of or conflict with the Intellectual Property Rights of Third Parties.

11.3	DISCLAIMER

EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS CONTAINED IN THIS AGREEMENT, NEITHER INEX NOR HANA MAKES, AND EACH HEREBY EXPRESSLY DISCLAIMS, ANY WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, WHETHER IN FACT OR IN LAW, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON- INFRINGEMENT.

Article 12 INDEMNIFICATION AND LIABILITY LIMITATIONS

12.1	Indemnification by Hana

Hana hereby agrees that it shall be responsible for, indemnify, hold harmless and, defend INEX, its Representatives and their respective heirs, successors and assigns (collectively, the “INEX Indemnitees”), from and against any and all Damages suffered or incurred by any INEX Indemnitee arising out of, relating to, resulting from or in connection with any Third Party claims arising out of or relating to:

12.1.1	the breach of any representation or warranty made by Hana herein;

12.1.2	the default by Hana in the performance or observance of any of its obligations to be performed or observed hereunder;

12.1.3	the breach by Hana of any Regulatory Requirements, regulations and guidelines in connection with any Product;

12.1.4	any complaint alleging infringement or violation of any patent or other proprietary rights is made against INEX or its Affiliates with respect to Hana’s Manufacture, use or sale of a Product; and

12.1.5	any injury or death to any Person or damage to any property caused by any Product provided by Hana or a Licensee or Sublicensee, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form in which any such claim is made.

The foregoing shall not apply to the extent that such Damages are due to:

12.1.6	the breach of any representation or warranty made by INEX herein;

12.1.7	the default by INEX in the performance or observance of any of its obligations to be performed or observed hereunder; and

12.1.8	the breach by INEX of any Regulatory Requirements, regulations and guidelines in connection with any Patents and Technology.

12.2	Indemnification by INEX

INEX hereby agrees that it shall be responsible for, indemnify, hold harmless and defend Hana, its Representatives, and their respective heirs, successors and assigns (collectively, the “Hana Indemnitees”), from and against any and all Damages suffered or incurred by any Hana Indemnitee arising out of, relating to, resulting from or in connection with any Third Party claims arising out of or relating to:

12.2.1	the breach of any representation or warranty made by INEX herein;

12.2.2	the default by INEX in the performance or observance of any of its obligations to be performed or observed hereunder; and

12.2.3	the breach by INEX of any Regulatory Requirements, regulations and guidelines in connection with any Patents and Technology;

The foregoing shall not apply to the extent that such Damages are due to:

12.2.4	the breach of any representation or warranty made by Hana herein;

12.2.5	the default by Hana in the performance or observance of any of its obligations to be performed or observed hereunder;

12.2.6	the breach by Hana of any Regulatory Requirements, regulations and guidelines in connection with any Product; and

12.2.7	any injury or death to any person or damage to any property caused by any Product provided by Hana or its Licensee or Sublicensees, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form in which any such claim is made.

12.3	Notice of Claims

In the event that a claim is made pursuant to Section 12.1 or 12.2 against any Person who seeks indemnification hereunder (the “Indemnitee”), the Indemnitee shall give the indemnifying Party (the “Indemnitor”) prompt notice of any claim or lawsuit or other action for which it seeks to be indemnified under this Agreement and agrees that the Indemnitor shall not have any obligation under Section 12.1 or 12.2 as applicable, unless:

12.3.1	the Indemnitor is granted, subject to the provisions of this Section 12.3 and the relevant provisions of Article 9, full authority and control over the defense, including settlement, against such claim or law suit or other action, and

12.3.2	the Indemnitee cooperates fully with the Indemnitor and its agents in defense of the claims or law suit or other action.

The Indemnitee shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this Section utilizing attorneys of its choice, at its own expense, provided however, that the Indemnitor shall, subject to the provisions of this Section 12.3 and the relevant provisions of Article 9, have full authority and control to handle any such claim, complaint, suit proceeding, or cause of action, including any settlement or other disposition thereof, for which the

Indemnitee seeks indemnification under this Section, provided however, subject to the following sentence, that no settlement or consent judgment or other voluntary final disposition may be entered into without the consent of the Indemnitee if such settlement would require the Indemnitee to be subject to an injunction or to make a monetary payment or would restrict the claims in or admit any invalidity of any Patents or significantly adversely affect the rights of the Indemnitee.

12.4	Consequential Losses

EXCEPT FOR EACH PARTY’S LIABILITY TO THE OTHER PARTY FOR INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF THE OBLIGATIONS RESPECTING CONFIDENTIAL INFORMATION, NO PARTY WILL BE LIABLE FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY NATURE ARISING FROM SUCH PARTY’S ACTIVITIES UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF SUCH PARTY UNDER SECTIONS 12.1 OR 12.2 FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES RECOVERED BY A THIRD PARTY.

12.5	Actions Between the Parties

For the avoidance of doubt, in connection with actions brought by one Party hereto against the other (whether for breach of any provisions hereof, any representation or warranty made herein or otherwise), each Party expressly reserves all of its rights and remedies under applicable law, including, without limitation, the right to sue for breach of contract.

12.6	Insurance

12.6.1	Prior to or immediately upon the start of any human clinical trials or other product testing involving human subjects by Hana or its Licensee or Sublicensee (“Human Clinical Trials”) and for a period of five (5) years after the expiration of this Agreement or the earlier termination thereof, Hana shall obtain and/or maintain, respectively, at its sole cost and expense, public liability and product liability insurance in not less than the following amounts, with a reputable and financially secure insurance carrier:

(a)	Each Occurrence: $5,000,000 Dollars

(b)	General Aggregate: $5,000,000 Dollars

Such product liability insurance shall insure against all liability, including personal injury, physical injury, or property damage arising out of the Manufacture, sale, distribution, or marketing in the Territory, by Hana or its Licensee or Sublicensee, of Product. Hana shall provide written proof of the existence of such insurance to INEX upon request.

12.6.2	At all times during the Term of this Agreement and for a period of five (5) years after the expiration of this Agreement or the earlier termination thereof, INEX shall obtain and/or maintain, respectively, at its sole cost and expense, comprehensive or commercial form general liability coverage, including contractual liability, and public liability insurance in not less than the following amounts, with a reputable and financially secure insurance carrier:

(a)	Each Occurrence: $4,000,0000 (Canadian dollars)

(b)	General Aggregate: $4,0000,000 (Canadian dollars)

INEX shall, at Hana’s request, provide Hana with certificates of insurance and copies of the policies of insurance reflecting the coverage and amounts set forth in this Section 12.6.2. Each certificate of insurance shall contain a provision that the coverage afforded under the policy(ies) will not be canceled without thirty (30) days prior written notice (hand delivered or certified mail, return receipt requested) to Hana.

12.6.3	Each Party shall require that such Party’s Representatives and Hana’s Licensee and Sublicensee under this Agreement shall either:

(a)	demonstrate to the other Party’s reasonable satisfaction that such Representative or Hana’s Licensee or Sublicensee has a program of self insurance no less adequate than that which a reasonable and prudent businessperson carrying on a similar line of business would require; or

(b)	sixty (60) days prior to the earlier of the start of Human Clinical Trials or the first sale of any such Product by Hana’s Licensee or Sublicensee, procure and maintain public liability and product liability insurance in reasonable amounts, with a reputable and financially secure insurance carrier.

12.6.4	Notwithstanding anything to the contrary contained in this Section 12.6, before the first date of commercial sale of any Product in the U.S., Hana and its Affiliate and Licensee and Sublicensee of each such Product will maintain in full force and effect, with reputable insurers or pursuant to a self-insurance program, product liability insurance to a minimum value of Five Million Dollars ($5,000,000) per each occurrence and in the aggregate.

Article 13 DISPUTE RESOLUTION

13.1	Negotiation and Arbitration

In the event of any dispute arising between the Parties concerning this Agreement, its enforceability, or its interpretation, the following procedure shall apply:

13.1.1	Prior to engaging in any formal dispute resolution with respect to any dispute, controversy or claim arising out of or in relation to this Agreement or the breach, termination or invalidity of this Agreement (each, a “Dispute”), the Chief Executive Officers of the Parties shall attempt to resolve the Dispute for a period not less than thirty (30) days.

13.1.2	Except for any Dispute with respect to Intellectual Property Rights, which may, at the option of the other Party, be dealt with by commencing an action in a court of competent jurisdiction, any Dispute that cannot be settled amicably by agreement of the Parties pursuant to Section 13.1.1 may, on mutual agreement of the Parties, be finally settled by a single arbitrator appointed pursuant to the rules of The Center for Public Resource’s Institute for Dispute Resolution.

13.1.3	The place of arbitration shall be Seattle, Washington and the language to be used in the arbitration proceedings shall be English.

13.1.4	The award rendered in any arbitration shall be final and binding upon both Parties. The judgment rendered by the arbitrator(s) shall include costs of arbitration, reasonable legal fees and reasonable costs for any expert and other witnesses.

13.1.5	Nothing in this Agreement shall be deemed as preventing either Party from seeking specific performance, injunctive relief (or any other equitable relief), in respect of any actual or threatened breach of this Agreement, without proof of actual damages, from any court having jurisdiction over the Parties and the subject matter of the Dispute as necessary to protect either Party’s name, Confidential Information or Intellectual property.

13.1.6	Notwithstanding the provisions of Subsections 13.1.2 through 13.1.5 inclusive, either Party shall be free to submit any Dispute relating to Intellectual Property Rights to any court having jurisdiction over the Parties and the subject matter of the Dispute and to seek such relief and remedies as are available in that court.

13.1.7	Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

Article 14 TERM & TERMINATION

14.1	Term

14.1.1	The license grant by INEX to Hana in this Agreement shall become effective on the effective date of this Agreement and, unless earlier terminated in accordance with this Article 14, shall expire, on a country-by-country basis, in respect of each Product upon the later of:

(a)	expiration of the last to expire of the Patents containing Valid Claims covering such Product in such country in the Territory;

(b)	expiration of the last to expire period of product exclusivity covering such Product that is provided by the laws of such country in the Territory; and

(c)	on the date that all Technology cease to be Confidential Information under the circumstances set out in Section 1.1.24.

(the “Term” of this Agreement).

14.2	Termination for Invalidity Challenge

If Hana or one of its Affiliates intends to assert or actually asserts in any court or other governmental agency of competent jurisdiction (but excluding any Dispute governed by Article 13 herein) that a Patent is invalid, unenforceable, or that no issued Valid Claim embodied in such patent excludes a Third Party from making, having made, using, selling, offering for sale, importing or having imported a Product in such jurisdiction:

14.2.1	Hana will not less than sixty (60) days prior to making any such assertion, provide to INEX a complete written disclosure of each and every basis then known to Hana or its Affiliate for such assertion and, with such disclosure, will provide INEX with a copy of any document or publication upon which Hana or its Affiliate intends to rely in support of such assertion; and.

14.2.2	INEX shall be entitled, upon not less than thirty (30) days prior written notice to Hana, to terminate the license granted to Hana under Article 2 or require an assignment by Hana to INEX of such Assigned Patent (as the case may be) for such Product(s) covered by the patent under challenge in the applicable jurisdiction; provided however, that INEX shall not terminate such license or require assignment of such Assigned Patent (as the case may be) if within thirty (30) days of Hana’s receipt of INEX’s notification hereunder, Hana has:

(a)	confirmed by written notice to INEX that Hana no longer intends to challenge the validity or enforceability of any Patent; or

(b)	provided to INEX, documentation to confirm Hana’s withdrawal of its filing, submission or other process commenced in any court or other governmental agency of competent jurisdiction to challenge the validity or enforceability of any Patent.

14.3	Termination on Bankruptcy

14.3.1	This Agreement may be terminated by INEX by providing written notice to Hana upon:

(a)	the bankruptcy, liquidation or dissolution of Hana;

(b)	the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Hana; or

(c)	the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Hana which is not dismissed within one hundred twenty (120) days after the date on which it is filed or commenced.

14.3.2	This Agreement may be terminated by Hana by providing written notice to INEX upon:

(a)	the bankruptcy, liquidation or dissolution of INEX;

(b)	the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of INEX; or

(c)	the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of INEX which is not dismissed within one hundred twenty (120) days after the date on which it is filed or commenced. Notwithstanding the bankruptcy of INEX, or the impairment of performance by INEX of its obligations under this Agreement as a result of bankruptcy of INEX, to the extent that INEX retains the rights necessary to grant the licenses granted in this Agreement, Hana shall be entitled to retain the licenses granted herein, subject to INEX’s rights to terminate this Agreement as provided in this Agreement.

14.3.3	In the event INEX shall: (1) make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for all or a substantial part of its assets; (2) commence any proceeding under any bankruptcy, dissolution, or liquidation law or statute of any jurisdiction whether now or hereafter in effect; (3) have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of one hundred twenty (120) calendar days or more; (4) take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian receiver, or trustee for all or substantial part of its assets; or (5) permit any such custodianship, receivership, or trusteeship to continue undischarged for a period of one hundred twenty (120) calendar days or more (each, a “Bankruptcy Action”), and the occurrence of any of the foregoing causes the applicable Party or any Third Party, including, without limitation, a trustee in bankruptcy, to be empowered under state or federal law to reject this Agreement or any Agreement supplementary hereto, then Hana shall have the following rights:

(a)	in the event of a rejection of this Agreement or any agreement supplementary hereto, Hana shall be permitted to receive and use any Technology and Confidential Information for the purpose of enabling it to mitigate damages caused to Hana because of the rejection of this Agreement;

(b)	in the event of a rejection of this Agreement or any Agreement supplementary hereto, Hana may elect to retain its rights under this Agreement or any agreement supplementary hereto as provided in Section 365(n) of the United States Bankruptcy Code or comparable provision of the laws of any other country in the Territory. Upon Hana’s written request to INEX or the bankruptcy trustee or receiver, INEX or such bankruptcy trustee or receiver shall not interfere with the rights of Hana as provided in this Agreement or in any agreement supplementary thereto;

(c)	in the event of a rejection of this Agreement or any Agreement supplementary hereto, Hana may elect to retain its rights under this Agreement or any agreement supplementary hereto as provided in Section 365(n) of the United States Bankruptcy Code or comparable provision of the laws of any other country in the Territory without prejudice to any of its rights of setoff and/or recoupment with respect to this Agreement under the Bankruptcy code or applicable non-bankruptcy law; or

(d)	in the event of a rejection of this Agreement or any Agreement supplementary hereto, Hana may retain its rights under this Agreement or any agreement supplementary hereto as provided in Section 465(n) of the United States Bankruptcy Code or comparable provision of the laws of any other country in the Territory without prejudice to any of its rights under Section 503(b) of the Bankruptcy Code or comparable provision of the laws of any other country in the Territory.

Notwithstanding anything to the contrary in this Section 14.3.3:

(e)	INEX will provide Hana with thirty (30) days prior written notice of INEX’s regulatory filings in respect of any reorganization or arrangement proposed by INEX;

(f)	any reorganization or arrangement involving INEX, its affiliates and/or its wholly owned subsidiaries which does not prejudice the rights of Hana shall not constitute a Bankruptcy Action for the purposes of this Section 14.3.3 and shall not give rise to the remedies set forth in this Section 14.3.3; and

(g)	if Hana asserts any rights under Section 14.3.3(a), 14.3.3(b), 14.3.3(c) or 14.3.3(d), Hana shall continue to be bound by all liabilities and obligations imposed upon Hana, its Affiliates, Licensees and Sublicensees, any remedies available to INEX under this Agreement.

14.4	Termination for Material Breach

14.4.1	Except as otherwise provided in this Agreement, either Party shall be entitled to terminate this Agreement by written notice to the other Party in the event that the other Party is in material breach of its obligations hereunder and fails to remedy any such breach within ninety (90) days after notice thereof by the Party alleging breach. Any such notice shall:

(a)	specifically state that the Party not in default intends to terminate this Agreement in the event that the other Party fails to remedy the breach; and

(b)	expressly set forth the actions required of the other Party to remedy the breach.

If such breach is not corrected, the Party not in breach shall have the right to terminate the license hereunder in respect of such Product or such country as to which a breach remains unremedied] (to the extent such license is revocable or otherwise subject to termination as provided herein) by giving written notice to the other Party provided the notice of termination is given within six (6) months of one Party’s discovery of the other Party’s default and prior to correction of the default.

Either Party shall be entitled to terminate the licenses granted hereunder (to the extent such license is revocable or otherwise subject to termination as provided herein) by written notice to the other Party in the event that the other Party is in material default of the Non-Competition provisions of the Asset Purchase Agreement, and fails to remedy any such default within ninety (90) days after notice thereof.

14.4.2	If a Dispute arises as to whether either Party is in material breach of its obligations hereunder, or as to whether such Party has cured any such breach, either Party may invoke the dispute resolution procedure described in Article 13 to resolve such Dispute.

14.5	No Limitation on Remedies

Upon any termination of this Agreement pursuant to this Article 14, neither Party shall be relieved of any obligations incurred prior to such termination. Termination of the Agreement in accordance with the provisions hereof shall not limit remedies that may be otherwise available in law or equity.

14.6	Consequences of Termination

14.6.1	Notwithstanding anything to the contrary herein, if INEX terminates this Agreement pursuant to this Article 14, within thirty (30) days following the effective date of such termination, Hana shall assign to INEX:

(a)	Hana’s entire right, title and interest in and to the Thomas Patents subject to the terms and conditions set forth in the MD Anderson License; and;

(b)	Hana’s entire right, title and interest in and to Hana’s joint ownership of the Sarris Patents subject to the terms and conditions set forth in the MD Anderson License.

14.6.2	Upon any termination by INEX of the licenses granted by INEX or of this Agreement:

(a)	Hana shall not be relieved of any obligations incurred prior to such termination;

(b)	each Party shall promptly return to the other Party all written Confidential Information, and all copies thereof (except for one archival copy to be retained solely for the purpose of confirming which information to hold in confidence hereunder); and

(c)	all Licenses and Sublicenses granted hereunder shall forthwith terminate.

14.6.3	The termination by INEX of the licenses granted by INEX or of this Agreement will be without prejudice to:

(a)	INEX’s right to receive all payments accrued from Hana pursuant to Section 8.6 as of the effective date of such termination including, without limitation, payment for all out-of-pocket costs and personnel costs which INEX has properly and reasonably incurred in providing IP Services and in following instructions received from Hana up to the date of such termination. For greater certainty, such costs shall include INEX’s reasonable and necessary non-cancelable obligations to Third Parties actually incurred by INEX in the performance if its obligations under this Agreement prior to the date of notice of termination, but arising after the date of notice of termination; and

(b)	any other legal, equitable or administrative remedies as to which either Party may then or thereafter become entitled.

14.7	Disposition of Product

Upon any termination of this Agreement pursuant to Sections 14.3 and 14.4, Hana shall within thirty (30) days after the effective date of such termination notify INEX in writing of the amount of each Product which Hana, its Affiliates, Licensees and Sublicensees then have completed on hand, the sale of which would, but for the termination, be subject to royalty. At INEX’s sole election, evidence by written consent, INEX may grant Hana, its Affiliates, and their respective Licensees and/or Sublicensees written permission during the one (1) year following such termination to sell that amount of Product, provided that Hana shall pay the aggregate royalty thereon at the conclusion of the earlier of the last such sale or such one (1) year period. Except as provided under this Section 14.7, all sublicenses granted by Hana shall forthwith terminate upon the termination of this Agreement.

14.8	Delivery of Data and Materials and License

Upon termination of the license granted by INEX to Hana in respect of a particular Product in a particular country(ies) under Section 14.4 by INEX for Hana’s uncured material default, or Section 14.3.1 for invalidity challenge, or Section 5.5 for lack of sales:

14.8.1	Provided that INEX shall be responsible for any reasonable associated out-of-pocket costs associated with the following activities, Hana shall deliver to INEX a copy of all data (including animal and human) and such other information, Materials, materials (including biological materials) and documents in Hana’s possession or control arising from the Development of Product under this Agreement that INEX may reasonably require in order to obtain and/or maintain Regulatory Approvals for such Product in the applicable country(ies). INEX may, directly or through a licensee, exploit such data, other information, Materials, materials (including biological materials) and documents to develop, make, have made, import, use, offer for sale and sell Product in such countries.

14.8.2	Hana shall also, within thirty (30) days after the effective date of such termination, use all reasonable endeavors to take all steps and execute all documents reasonably necessary to assign and/or transfer or permit reference to (to the extent legally permissible in the relevant country) all Regulatory Submissions and Regulatory Approvals arising from the Development of Product under this Agreement in Hana’s name or in the name of Hana’s Representatives to INEX or its designee, provided that INEX shall be responsible for any reasonable associated out-of-pocket costs of transfer.

14.8.3	In the event that no such assignment and/or transfer and/or reference pursuant to Section 14.8.2 may legally be made, then Hana shall forthwith surrender to INEX or its designee such Regulatory Submissions and Regulatory Approvals for cancellation.

14.8.4	Upon INEX’s request, Hana shall within thirty (30) days after the effective date of such termination, deliver to INEX or its designee any and all documents relating to applications, correspondences with Regulatory Authorities, Regulatory Submissions, Regulatory Approvals, and post-Regulatory Approval Pharmacovigilance in its possession or control arising from the Development of Product that are reasonably required for Commercialization of Product in such country(ies), provided that INEX shall be responsible for any reasonable associated out-of-pocket costs of transfer.

Except to the extent set out in the last sentence of Section 14.8.1, Hana’s transfer to INEX of any data, other information, Materials, materials (including biological materials) or documents shall not grant INEX any license or right (whether express, implied or by estoppel) in any Intellectual Property Rights owned or controlled by Hana.

Article 15 GENERAL PROVISIONS

15.1	Amendments

No amendment, modification, supplement, termination or waiver of any provision of this Agreement will be effective unless in writing signed by the Parties and then only in the specific instance and for the specific purpose given.

15.2	Assignment

Neither Party may assign this Agreement in whole or in part without the prior written consent of the other Party, provided that either Party may assign this Agreement to an Affiliate or a successor in interest on written notice to the other Party. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any Party of responsibility for the performance of any accrued obligation that such Party then has under this Agreement.

15.3	Counterparts; Facsimile

This Agreement may be executed in any number of counterparts (either originally or by facsimile), each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of the agreement to produce or account for more than one such counterpart.

15.4	Entire Agreement

This Agreement (including Exhibits) constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all written or oral prior agreements or understandings with respect thereto.

15.5	Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

15.6	Exhibits

The Exhibit attached hereto shall be deemed to form an integral part of this Agreement.

15.7	Force Majeure

In the event that either Party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God; fire; casualty; flood; war; strike; lockout; failure of public utilities; injunction or any act, exercise, assertion or requirement of governmental authority; epidemic; destruction of production facilities; riots; insurrection; inability to procure or use materials, labor, equipment, transportation or energy; or any other cause beyond the reasonable control of the Party invoking this Section 15.7 if such Party shall have used its reasonable efforts to avoid such occurrence, such Party shall give notice to the other Party in writing promptly, and thereupon the affected Party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

15.8	Further Assurances

Each Party shall co-operate with the other, and execute and deliver, or cause to be executed and delivered, all such other documents and instruments and take all such other actions as such Party may be reasonably requested by the other Party to take from time to time, consistent with the terms of this Agreement in order to implement the provisions and purposes of this Agreement.

15.9	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Washington and the laws of the United States of America applicable therein.

15.10	Headings

The headings in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

15.11	Independent Legal Advice

Both Parties sought external legal counsel representation in the preparation of this Agreement, and neither Party shall be construed to be the drafter hereof.

15.12	International Sale of Goods Act

The Parties acknowledge and agree that the International Sale of Goods Act and the United Nations Convention on Contracts for the International Sale of Goods have no application to this Agreement.

15.13	Jurisdiction

Subject to Article 13, the Parties agree that the courts of the State of Washington will have exclusive jurisdiction to determine all disputes and claims arising between the Parties.

15.14	Non-Use of Names

Neither Party shall use the name of the other Party, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from such other Party in each case (which consent shall not be unreasonably withheld or delayed).

15.15	Notices

Notices provided under this Agreement to be given or served by either Party on the other will be given in writing and served personally, by prepaid registered mail return receipt requested, by a reputable courier company or by means of facsimile, to the following respective addresses or to such other addresses as the Parties may hereafter advise each other in writing. Each such notice shall be deemed delivered (i) on the date delivered if by personal delivery, (ii) on the date telecommunicated if by facsimile, and (iii) on the date upon which the return receipt is signed or delivery is refused, as the case may be, if mailed:

If to Hana:

Hana BioSciences, Inc.

7000 Shoreline Court, Suite 370,

South San Francisco, CA 94080

U.S.A

Attention: President and/or C.E.O.

Tel:

Fax:

If to INEX:

Inex Pharmaceuticals Corporation

#200 – 8900 Glenlyon Parkway

Burnaby, B.C.

Canada V5J 5J8

Attention: President and/or C.E.O.

Tel: (604) 419-3200

Fax: (604) 419-3201

Any Party may, at any time, give notice of any change of address to the other and the address specified therein shall be such Party’s address for the purpose of receiving notices.

15.16	No Implied Rights

Nothing in this Agreement will be deemed or implied to be the grant by one Party to the other of any right, title or interest in any product (including Product), Confidential Information, trade mark, trade dress or any other intellectual property or any other proprietary right of the other, except as is expressly provided for herein

15.17	No Solicitation or Hiring of Employees

The Parties agree that, during the Term and for a period of twelve (12) months thereafter, it will not directly or indirectly induce any employee of the other Party to terminate their employment with the other Party without the prior written consent of the other Party. This Section shall not prevent or prohibit any employee from one Party directly contacting the other Party for employment or employment opportunities or from responding to published employment advertisements, and under these limited circumstances, this restriction shall not prevent either Party from interviewing and/or hiring such an employee.

15.18	No Third-Party Rights

No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a party to this Agreement.

15.19	No Waiver

No condoning, excusing or overlooking by any Party of any default or breach by the other Party in respect of any terms of this Agreement shall operate as a waiver of such Party’s rights under this Agreement in respect of any continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by such Party, save only an express waiver in writing.

15.20	Publicity

Except as required by law, stock exchange or regulatory authority:

15.20.1	neither Party, nor any of its Affiliates, shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the existence of an arrangement between the Parties, without the prior written approval of the other Party and agreement upon the nature and text of such announcement or disclosure, which approval shall not be unreasonably withheld or delayed; and

15.20.2	the Party desiring to make any such public announcement or other disclosure shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof, in order to allow such other Party to comment upon such announcement or disclosure.

15.21	Relationship of Parties

It is not the intent of the Parties hereto to form any partnership or joint venture. Each Party shall, in relation to its obligations hereunder, be deemed to be and shall be an independent contractor, and nothing in this Agreement shall be construed to give such Party the power or authority to act as agent for the other Party for any purpose, or to bind or commit the other Party in any way whatsoever.

15.22	Rights and Remedies

The rights and remedies available under this Agreement shall be cumulative and not alternative and shall be in addition to and not a limitation of any rights and remedies otherwise available to the Parties at law or in equity. No exercise of a specific right or remedy by any Party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

15.23	Severability

If any one or more of the provisions contained in this Agreement is found by any court or arbitrator for any reason, to be invalid, illegal or unenforceable in any respect in any jurisdiction:

15.23.1	such provision shall be severable from the remainder of the Agreement in the jurisdiction in which such provision was found to be invalid, illegal or unenforceable;

15.23.2	the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose; and

15.23.3	the Parties will use their best efforts to substitute for any provision that is invalid, illegal or unenforceable in any jurisdiction a valid, legal and enforceable provision which achieves to the greatest extent possible the economic, legal and commercial objectives of such invalid, illegal or unenforceable provision and of this Agreement.

15.24	Survival

Notwithstanding any termination of this Agreement, the provisions of Article 1, Sections 2.4.2(c), 2.4.2(d), 2.5, Article 3, Sections 5.5.2(c), 6.2, 6.3, 7.1, 7.3, 7.4.1, 7.4.2, 8.3.3, 8.5.3, 8.5.4, 8.5.6, 8.6.2, 8.6.3, 8.7, 8.8, Article 9, Article 10, Article 11, Article 12, Article 13, Article 14, Article 15, as well as under any other provisions which by their nature are intended to survive any such termination, will survive the termination of this Agreement.

15.25	Wording

Wherever the singular or masculine form is used in this Agreement, it will be construed as the plural or feminine or neuter form, as the case may be, and vice versa, as the context or the Parties require.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as a sealed instrument in their names by their properly and duly authorized officers or representatives.

HANA BIOSCIENCES, INC.	INEX PHARMACEUTICALS CORPORATION
by its authorized signatory:	by its authorized signatory:

/s/ Mark J. Ahn	/s/ Timothy Ruane
Mark J. Ahn	Timothy Ruane
President and Chief Executive Officer	President and Chief Executive Officer

Exhibit 1.1.9 to Amended and Restated License Agreement

The following pages comprise the Assigned Patents:

Inex File Number	Title	Serial/Patent Numbers	Inventors	Origin	Ownership of Prosecution	Hana Cost Allocation
[*]	[*]	[*]	[*]	[*]	[*]	[*]

*Confidential Treatment Requested.

Exhibit 1.1.54 to Amended and Restated License Agreement

The following pages comprise the Licensed Patents:

Inex File Number	Title	Serial/Patent Numbers	Inventors	Origin	Ownership of Prosecution	Hana Cost Allocation
[*]	[*]	[*]	[*]	[*]	[*]	[*]

*Confidential Treatment Requested.

Exhibit 1.1.103 to Amended and Restated License Agreement

The following is included in Technology:

LABORATORY NOTEBOOKS

Inex Lab Book #	Issued to	Date	Location
[*]	[*]	[*]	[*]

*Confidential Treatment Requested.